AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 19, 2019

GOLFSUITES 3, INC.

2738 FALKENBURG ROAD SOUTH

RIVERVIEW, FL 33578

(813) 621-5000

Up to 10,000,000 shares of Preferred Stock and

up to 10,000,000 shares of Class A Common Stock into which the Preferred Stock may convert*

Minimum investment 100 shares of Preferred Stock ($500)

SEE “SECURITIES BEING OFFERED” AT PAGE 44

	Price to Public	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$5	$0.05	$4.95	$0
Total Maximum	$50,000,000	$513,000	$49,487,000	$0

*The Preferred Stock is convertible into Class A Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an initial public offering. The total number of shares of the Class A Common Stock into which the Preferred may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” at Page 44 for additional details.

(1) The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fees payable by the company to Dalmore. See “Plan of Distribution” for details.

(2) The company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $483,000 regardless of the number of shares that are sold in this offering. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $5,500,000.

This offering will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. The company has engaged Prime Trust, LLC as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $500 (100 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of GolfSuites 3 Series A Preferred Stock (the “Preferred Stock”) is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Preferred Stock will vote together with the holders of Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 3. Holders of the Class B Common Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this offering and therefore control the board.

2

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 12.

Sales of these securities will commence on approximately                               , 2019.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

3

In this Offering Circular, the term “GolfSuites 3,” “we,” “us, “our” or “the company” refers to GolfSuites 3, Inc., a Delaware corporation.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

IMAGES CONTAINED IN THIS OFFERING CIRCULAR ARE ARTIST’S IMPRESSIONS AND THE ACTUAL FACILITIES MAY VARY.

SUMMARY

GolfSuites 3, Inc. is an early stage hospitality and entertainment company devoted to the development and operation of golf driving range and entertainment centers in the Central region of the United States. GolfSuites 3 stretches from the northern United States border (Canada) to the southern border (Mexico) and unlike other GolfSuites Operating Subsidiaries (as defined below), incorporates both a true winter in the north and a temperate winter in the south. This variance in weather allows for GolfSuites 3 to offer a variety of activities including, but not limited to, golfing on green grass, hybrid golfing activities and entertainment at different facilities located within the Central region of the United States.

Currently, GolfSuites 3 leases a single facility, the FlyingTee golf driving range and entertainment facility, in the city of Jenks, Oklahoma (the “Tulsa Facility”). Jenks is approximately 12 miles from Tulsa, Oklahoma. The term of the lease is for 25 years. GolfSuites 3 is in the process of re-branding the facility as a GolfSuites facility.

The company operates under the brand name “GolfSuites” and is a subsidiary of KGEM Golf, Inc. (“KGEM”). KGEM was incorporated in 2018 as a successor entity to KGE, LLC, which was created in 2016 to develop and operate a national chain of golf driving range entertainment centers.

KGEM operates six operating subsidiaries, GolfSuites 1, Inc., GolfSuites 2, Inc., GolfSuites 3, Inc., GolfSuites 4, Inc., GolfSuites 5, Inc., and GolfSuites 6, Inc., (each an “Operating Subsidiary” and collectively the “Operating Subsidiaries”). Each Operating Subsidiary will be located in a different region within the United States, and take advantage of the specific characteristics of that region. Each Operating Subsidiary will be operated and managed as a completely independent operation. The Operating Subsidiaries will be located in the following regions of the United States and will operate under the names listed below:

REGION	NAME
Midwest United States	GolfSuites 1, Inc.
Southeast United States	GolfSuites 2, Inc.
Central United States	GolfSuites 3, Inc.
Northwest United States	GolfSuites 4, Inc.
Southwest United States	GolfSuites 5, Inc.
Northeast United States	GolfSuites 6, Inc.

GolfSuites 3 is targeting avid and novice golfers, families, millennials and other segments, in the Central region of the United States, seeking recreation, hospitality, and entertainment in golf-themed complexes. The facilities will be designed to effectively host corporate meetings, fund raising events, national skill event qualifiers and professional showcase events.

The company was incorporated in Delaware on April 2, 2019. GolfSuites 3 began receiving revenues in September 2019 but is not yet profitable.

GolfSuites 3 plan to differentiate itself from competitors

GolfSuites 3 intends to provide a realistic golf experience so that it can better appeal to avid and moderate golfers. Climate-controlled semi-private golf suites open up to the golf target field and incorporate comfortable seating, ball dispensers, club storage, gaming and media displays. In addition to hospitality, entertainment, events and family fun, the company plans to appeal to a wide demographic. The company believes that it will be able to leverage the following advantages:

•	Realistic Golf Experience:

o	Skill-based gaming and simulated play golf built into a 300+ yard range.

▪	The golf target field consists of multiple simulated green sites and simulated water and sand hazards allowing for accelerated hole play as well as skill-based gaming.

o	“Real” golf balls that simulate more life-like play.

▪	The golf balls have the ability to simulate life-like play because they are of premium quality and durability and do not incorporate an electronic chip which would impact their balance and overall efficacy.

•	Superior Technology:

o	Radar technology allows players to measure their ball flight to within 3-4 inches.

o	Ball flight data including ball speed, direction and distance provided in each suite

o	Ability to simulate play on famous golf courses.

o	Video swing analysis.

o	Gaming and data analytics that can be shared with others on social media.

•	Holistic Game Improvement: The company will offer a premier coaching and holistic game improvement center:

o	The GolfSuites Academy (the “GolfSuites Academy”), based on the successful model of The Golf Room (the “Golf Room”) located in Dublin, Ohio.

o	The Golf Room was founded by Kyle Morris, a former PGA Tour player and a nationally renowned golf instructor and coach.

o	At each GolfSuites Academy, players will be able to access swing instruction, golf fitness and rehabilitation, mental sports performance, and college golf recruiting.

•	Enhanced Guest Experiences:

o	VIP Member concierge and hosts.

o	VIP Member Select Suites.

o	Men’s and women’s member locker rooms in select facilities.

o	Second floor covered drive-up arrival zone.

o	Improved digital experiences for guest engagement before, during and after onsite visits.

o	Online reservation system.

o	Onsite games including pinball, pool and corn hole.

o	Onsite and post-visit engagement and social sharing.

•	Interactive Games and Contests:

o	Ability for customers to compete against other suites and customers with closest to the pin, long drive and other skill-based games.

o	A software application which will allow players to satisfy their desire to play an 18-hole golf round in 1.5 hours instead of the traditional 3-4 hours.

•	Women Designed Programs and Coaching: These include learn-to-play days and women-only events and leagues.

•	Beginner Player Designed Programs and Coaching: These include learn-to-play days and beginner player events and leagues.

•	Upgraded Amenities: These include the following:

o	Luxury bathrooms.

o	Business networking zones.

o	Conference rooms.

o	Free high-speed Wi-Fi.

o	Family restrooms and changing areas.

•	Healthy and Localized Menus: chef-inspired authentic healthy menu offerings, farm to table sourcing, localized craft beers and select menu items to appeal to regional customers’ tastes, seasonality and lifestyles.

Investment considerations for GolfSuites 3:

GolfSuites 3 already operates the Tulsa Facility. Investors would acquire shares in an entity that is already operating its first driving range entertainment facility.

In addition, this region is home to nearly 15% of all touring professional golfers i.e. those professional golfers that are still playing competitively.

GolfSuites 3 is a distinct investment opportunity, differing from the other Operating Subsidiaries. An investment decision may be based on many factors, including:

•	Investors’ desire to be an owner and actively use company facilities near them.
•	Assessment of the specific company’s business model and determining whether to invest in that region, based on the likelihood of financial success.

In deciding to invest in a particular Operating Subsidiary, investors should consider:

•	The company’s record to date.
•	The rate of growth of the local economy.
•	The amount of competition the company has in a region, including other similar facilities as well as the availability of golf courses.
•	The prevalence of golf within the region and which are the attributes that make the region more golf-centric (e.g., does the region host major golf tournaments?).
•	The weather.
•	The availability of employment talent.
•	The strength of labor unions and local wage requirements.
•	Cost and availability of land.

Regulatory burdens within a region, development/planning permission delays vary greatly from region to region and even within a region, driving time-to-build and operate.

Weather consideration:

•	Golf is played outdoors, making it heavily dependent on weather conditions that vary greatly by geographic region.
•	Factors like humidity, wind strength and wind variability influence the playing of golf.
•	The nature of the local terrain greatly affects the ability to build golf courses and their appearance.

The company has studied northern locations of its competitors, and they enjoy as large if not larger demand during the cold months, due to traditional golf courses being closed because of bad weather. This causes more of the higher-end, serious golfing community to come to its facilities, where there is both open air and often blasted heat in each bay. Conversely, due to the weather, some of those same areas may have a smaller concentration of golfers, or less avid golfers and therefore in some cases there may be a smaller pool of interested customers.

GolfSuites 3 stretches from the northern US border (Canada) to the southern border (Mexico) and it incorporates both a true winter in the north and a temperate winter in the south supporting both real (green grass) and hybrid golf activities and entertainment. Possibly due to these weather considerations, GolfSuites 3 is home to a fairly high density of its competitors, not only making this a more competitive market, but also increasing the marketplace awareness of hybrid golf. The company believes that potential investors, due to their knowledge of the space, may be attracted to GolfSuites 3 because of the differences it brings to the marketplace.

Union labor and wage-base consideration:

•	Labor costs, traditionally quite inconsistent across the nation, are a huge factor in determining viability of prospective sites.
o	Certain zones may have higher costs due to union labor in construction and in operations for food-service staff.
•	Cost of living and minimum-wage considerations may impact the company’s initial and ongoing costs.
•	Union labor membership
o	In the southern half of this zone union labor membership is comparatively lower than other sectors of the United States.
o	This means it is one of the least costly sectors of the United States to develop land, and that construction costs within the Central region are some of the lowest in comparison to the other regions of the United States.

Land cost considerations:

•	Cost of land drives much of the overall development costs.
•	Land in the Central region is much cheaper than in other regions in which Operating Subsidiaries will operate.
•	State income taxation in the southern sector of this region is generally lower than many other states.

Entitlement, planning and development timing considerations:

•	Second to land cost (or perhaps tied with land cost) as to difficulty of development is the overall entitlement procedures.
•	The more expensive land is going to be more land-locked with pre-existing neighboring developments, and to the degree such developments are residential in nature, entitlement will be extremely difficult which will stretch out development schedules and increase costs.
•	Overall entitlement procedures, zoning, urban planning, and permitting are generally more expedient in our region than in other regions of the United States in which Operating Subsidiaries will operate.

Significant demographic considerations in the GolfSuites 3 region include:

•	In management’s opinion, population growth in this region, and specifically in the following states: Texas, Oklahoma, Louisiana and Arkansas, is comparatively faster than in other sectors of the nation.
•	Both in the southern sector of this zone – Texas and Louisiana – and in the north – North and South Dakota – oil and energy production is driving the economy.
•	Six of the top 25 millennial growth states are located in the Central region. The company believes that millennials within this region have a high level of interest in the GolfSuites 3 experience.
•	Eight of the top 50 metropolitan statistical areas are located in the Central region.

Revenue Plan

In September 2019, the company began operating the Tulsa Facility. The company operates this facility pursuant to a newly negotiated 25-year lease agreement, dated September 13, 2019, and entered into between GolfSuites Tulsa, LLC, an Oklahoma limited liability company which is its wholly owned subsidiary (“GolfSuites Tulsa”) and Onefire Holding Company, LLC (“Onefire”) (the “Tulsa Lease Agreement”). The facility was formerly operated by FlyingTee. GolfSuites 3 believes that by the middle of 2020, the leased facility will be rebranded as a GolfSuites facility. The Tulsa Lease is included as an Exhibit to the Offering Statement of which this Offering Circular forms a part.

During 2020, the company believes it can break ground on at least one additional facility in the Central sector of the United States (the “Phase 1 Construction”) contingent on raising capital in this offering. Over time, the company intends to own and/or operate at least three facilities in this region.

The company generates revenue through the following activities:

•	individual and corporate membership sales

•	food and beverage sales

•	coaching and instruction services

•	suite rentals

•	retail sales

The Offering

Securities offered	Up to 10,000,000 shares of Preferred Stock and up to 10,000,000 shares of Class A Common Stock into which they may convert

Class A Stock Common outstanding before the offering	0 shares of Class A Common Stock.

Preferred Stock outstanding before the offering	0 shares of Preferred Stock.

Preferred Stock outstanding after the offering	10,000,000 shares of Preferred Stock

Share Price	$5 per share

Minimum Investment	$500

Terms of the Preferred Stock

Holders of the Preferred Stock are entitled to the following:

•	Dividend distribution:

o	Accrual of dividends:

▪	Investors in this offering will begin to accrue an annual 8% dividend after the issuance of their Preferred Stock.

▪	Payment of dividends:

•	Payments will be made monthly providing legally available funds are available.

•	Declared dividends

o	In the event the company declares a dividend distribution to the Common Stock holders, holders of Preferred Stock will receive dividend distribution. Dividends will be distributed to holders on a pro-rata on an as converted basis.

•	Voting:

o	Holders of the Preferred Stock are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

o	Holders of Preferred Stock at all times will vote together with the holders of Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 3.

o	Holders of Class B Common Stock (currently held exclusively KGEM) are entitled to five votes per share (see, “Risk Factors – The officers of GolfSuites 3 control the company and the company does not currently have any independent directors”) and thus will control the board.

•	Liquidation preference:

o	In the event of a liquidation, investors will be entitled to receive the greater of the amount of their total investment in the shares of Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.

•	Conversion:

o	Holders of the Preferred Stock may convert their shares of Preferred Stock into Class A Common Stock in their sole discretion.

o	In the event of an initial public offering, as defined in the Certificate of Designations, conversion of the Preferred Stock is mandatory.

o	Anti-dilution protection is provided to holders of the Preferred Stock using the weighted average method. See, “Securities Being Offered – Preferred Stock – Anti-Dilution Rights”; Section 5 of the Certificate of Designations filed as an exhibit to this Offering Statement of which this Offering Circular forms a part.

Use of Proceeds

Proceeds from this offering will be used as follows:

•	fund the company’s construction and development of golf driving range entertainment centers in the Central United States,
•	potentially purchase, rebrand or renovate existing facilities
•	related marketing efforts and
•	operational expenses.

See “Use of Proceeds to Issuer” section of this Offering Circular.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during its last fiscal year, the company will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when the company becomes subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company GolfSuites 3:

•	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from its shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that the company no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if the company has more than $1 billion in annual revenues, have more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that the company may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary Risk Factors

GolfSuites 3 is a startup. The company was incorporated on April 2, 2019 and is still in an early stage of development. The company is not close to profitability as projects take approximately one year to develop and construct and may not provide a return on investment for approximately 24 months thereafter. Investing in the company involves a high degree of risk (see “Risk Factors”). As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

•	This is a very young company.

•	The company’s affiliated entities have no prior performance record.

•	The company’s auditor has issued a “going concern” opinion.

•	The company has minimal operating capital, no significant assets and no revenue from operations.

•	The success of GolfSuites 3 business is dependent on purchasing or leasing large parcels of land at favorable prices.

•	The company plans to raise significantly more capital and future fundraising rounds could result in dilution.

•	Success in the hospitality and entertainment industry is highly unpredictable, and there is no guarantee the company’s content will be successful in the market.

•	The company may not be able to attract and retain individuals interested in annual memberships at its facilities, and attract drop-in/daily memberships, which could harm its business, financial condition and results of operations.

•	GolfSuites 3 operates in a highly competitive market.

•	Competition in the “alternative venues for recreational pursuits” industry could have a material adverse effect on the company’s business and results of operations.

•	Customer complaints or litigation on behalf of its customers or employees may adversely affect its business, results of operations or financial condition.

•	The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

•	The company may not be able to operate its facilities, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.

•	The company has concentrated its investments in golf-related real estate and facilities, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

•

The illiquidity of real estate may make it difficult for the company to dispose of one or more of its properties or negatively affect its ability to profitably sell such properties and access liquidity.

•	The company’s development and growth strategy depends on its ability to fund, develop and open new entertainment venues and operate them profitably.

•

The company’s development and construction of its Central U.S. facility, built to GolfSuites standards, depends on its ability to obtain favorable mortgage financing or the ability to lease facilities on favorable terms.

•	In the event the company acquires leased property it may not be able to successfully negotiate satisfactory terms regarding the leased space, renew or replace existing leases on satisfactory terms or at all, any of these items could restrict the company’s ability to grow and retain its existing customers and annual members. Accordingly, the financial condition and results of operations could be harmed.

•	GolfSuites 3 depends on a small management team and may need to hire more people to be successful.

•	Key Man Risk.

•	KGEM may not be able to protect all of its intellectual property.

•	KGEM has not yet entered into any master licensing agreements with third party suppliers of technology and GolfSuites 3 has not yet been made a sublicense to the relevant master licensing agreements.

•	The payment of accrued dividends is paid out of the company’s reserved funds for the foreseeable future.

•	Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors.

•	The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains.

•	The company is responsible for certain administrative burdens relating to taxation.

•	The offering price has been arbitrarily set by the company.

•	There is no minimum amount set as a condition to closing this offering.

•	The officers of GolfSuites 3 control the company and the company does not currently have any independent directors.

•	The exclusive forum provision in the company’s Certificate of Incorporation may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

•	There is no current market for GolfSuites 3’s shares.

•	There are conflicts of interest between the company, its management and their affiliates.

•	The interests of GolfSuites 3, KGEM, the other Operating Subsidiaries and the company’s other affiliates may conflict with your interests.

•	There are conflicts of interest between the company and some of the members of the Board of Directors.

•	Loans issued by KGEM to GolfSuites 3 may not be made at arm’s length.

•	KGEM and GolfSuites 3 intend to share some services.

•	If the GolfSuites 3 manager, KGEM, were to file for bankruptcy or otherwise liquidate GolfSuites 3 results and operations could be negatively affected.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks relating to GolfSuites 3 business

This is a very young company.

The company was incorporated in April 2, 2019. It is a startup company that has leased one facility, however, it has not started to build any additional golf facilities. There is only a limited history upon which an evaluation of its past performance and future prospects in the hospitality and entertainment industry can be made. Statistically, most startup companies fail.

The company’s affiliated entities have no prior performance record.

Just as GolfSuites 3 is a relatively new entrant in the market, the affiliates of GolfSuites 3, such as the other Operating Subsidiaries, KGEM, (which will provide management services to GolfSuites 3) do not have a track record of involvement in hospitality and entertainment that investors may assess. Even if an affiliate of GolfSuites 3 did have such prior experience, that experience would not be indicative of its future performance.

The company’s auditor has issued a “going concern” opinion.

GolfSuites 3 auditor has issued a “going concern” opinion on their financial statements, which means the company may not be able to succeed as a business without additional financing. GolfSuites 3 was incorporated in April 2, 2019. As of May 15, 2019, the date of its financial statements, it has no revenues and is not close to profitability. It has an accumulated deficit of $137,181, as of May 15, 2019. The audit report states that the company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund its operations. The company’s failure to raise additional short-term capital could have a negative impact on not only their financial condition but also their ability to remain in business.

The company has minimal operating capital, no significant assets and limited revenues from operations.

The company currently has minimal operating capital, limited revenues (only the Tulsa Facility is operational), and for the foreseeable future will be dependent upon its ability to finance its planned operations from the sale of securities or other financing alternatives. There can be no assurance that it will be able to successfully raise operating capital in this or other offerings of securities, to raise enough funds to operate multiple golf centers. The failure to successfully raise operating capital and to effectively manage the Tulsa Facility could result in its inability to execute its business plan and potentially lead to bankruptcy, which would have a material adverse effect on the company and its investors.

The success of GolfSuites 3 business is dependent on purchasing large parcels of land at favorable prices or the ability to lease facilities on favorable terms.

GolfSuites 3 is a capital-intensive operation and requires either the purchase of large parcels of land prior to construction or leasing existing facilities and investing money to make capital improvements to the facilities to bring them up to the GolfSuites plan and design standards. As of the date of this Offering Circular, the company does not own any facilities nor has it purchased land to build its first wholly owned Central U.S. facility. Further, the company does not know whether it will be able to obtain purchase terms that are favorable. Alternatively, the company may continue to lease facilities, with arrangements similar to those at the Tulsa Facility. Further, even at the company’s current leased facility, the Tulsa Facility, the cost of the capital improvements is not certain. Finally, if this offering does not raise enough capital to purchase the land and begin construction, make improvements on its current leased facility or to enter additional lease agreements and provide for the necessary capital improvements to various facilities, the company will need to procure external financing for the purchase of the land and/or construction or improvements of the facility.

In the event the company acquires leased property it may not be able to successfully negotiate satisfactory terms regarding the leased space, renew or replace existing leases, including the Tulsa Facility, on satisfactory terms or at all, any of these items could restrict the company’s ability to grow and retain its existing customers and annual members.  Accordingly, the financial condition and results of operations could be harmed.

The company may lease certain real estate for the development of various facilities.  Potential hurdles that the company may encounter when leasing land include the following:

•        Inability to negotiate favorable terms due to market conditions

•        Inability to negotiate favorable terms due to limited experience to date with these types of transactions.

•        Inability to renew the lease on favorable terms.

•        Increase in rental rates in markets in which the company operates.

•        Inability to expand its portfolio of facilities as quickly as possible.

•        Long-term and fixed-cost nature of leases in general may limit the company’s operating flexibility.

The company’s ability to negotiate favorable terms to extend an expiring lease or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces and its relationships with current and prospective building owners and landlords, and may depend on other factors that are not within the company’s control. If the company is not able to renew or replace an expiring lease, it will incur significant costs related to vacating that space and redeveloping whatever alternative space the company is able to find, if any. In addition, if the company is forced to vacate a space, the company could lose members who purchased memberships based on the design, location or other attributes of that particular facility and may not be interested in becoming members at another facility.

The company plans to raise significantly more capital and future fundraising rounds could result in dilution.

GolfSuites 3 will need to raise additional funds to finance its operations or fund its business plan. Even if the company manages to raise subsequent financing or borrowing rounds, the terms of those borrowing rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to the company’s financial resources (such as liens over its assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operation” for more information.

Success in the hospitality and entertainment industry is highly unpredictable and there is no guarantee the company’s content will be successful in the market.

The company’s success will depend on the popularity of its hospitality and entertainment facilities. Consumer tastes, trends and preferences frequently change and are notoriously difficult to predict. If the company fails to anticipate future consumer preferences in the hospitality and entertainment business, its business and financial performance will likely suffer. The hospitality and entertainment industry is fiercely competitive. The company may not be able to develop facilities that will become profitable. The company may also invest in facilities that end up losing money. Even if one of its facilities is successful, the company may lose money in others.

The company may not be able to attract and retain individuals interested in annual memberships at its facilities, and attract drop-in/daily memberships, which could harm its business, financial condition and results of operations.

The company’s success depends on its ability to:

•	attract individuals interested in paying for annual memberships,

•	attract individuals interested in paying for daily memberships,

•	attract consistent suite rentals,

•	provide dining and leisure experiences that members are interested in paying for,

•	maintain or increase revenues generated from corporate events,

•	maintain or increase revenues generated from food and beverage sales, and

•	maintain or increase revenues generated from retail sales.

Changes in consumer financial condition, leisure tastes and preferences, particularly those affecting the popularity of golf, and other social and demographic trends could adversely affect its business. Significant periods where attrition rates exceed enrolment rates or where facilities usage is below historical levels would have a material adverse effect on its business, results of operations and financial condition. If the company cannot attract new members, retain its existing members, its financial condition and results of operations could be harmed.

GolfSuites 3 operates in a highly competitive market.

GolfSuites 3 plans to operate in a highly competitive market and faces intense competition. Competitors in its region include:

•	Bushnell Top Golf,
•	DriveShack,
•	1Up Golf,
•	Big Shots,
•	Driv,
•	4ORE!
•	ClubCorp
•	Arccis Golf

Many of the company’s current and potential competitors have greater resources, longer histories, more customers, and greater brand recognition. Competitors may secure better terms from vendors, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment, and marketing.

Further, GolfSuites 3 properties will compete on a local and regional level with restaurants and other business, dining and social clubs. The number and variety of competitors in this business will vary based on the location and setting of each facility. Some facilities may be situated in intensely competitive upscale urban areas characterized by frequent innovations in the products and services offered by competing restaurants and other business, dining and social clubs. In addition, in most regions, the competitive landscape is in constant flux as new restaurants and other social and meeting venues open or expand their amenities. As a result of these characteristics, the supply in a given region may exceed the demand for such facilities, and any increase in the number or quality of restaurants and other social and meeting venues, or the products and services they provide, in such region could significantly impact the ability of the company’s properties to attract and retain members, which could harm their business and results of operations.

Competition in the “alternative venues for recreational pursuits” industry could have a material adverse effect on the company’s business and results of operations.

GolfSuites 3 properties compete on a local and regional level with alternative venues for recreational pursuits. The company’s results of operations could be affected by the availability of, and demand for, alternative venues for recreational pursuits, such as multi-use sports and athletic centers. In addition, member-owned and individual privately-owned clubs may be able to create a perception of exclusivity that the company has difficulty replicating. To the extent these alternatives succeed in diverting actual or prospective members away from the company’s facilities or affects its membership rates, the company’s business and results of operations could be harmed.

Customer complaints or litigation on behalf of GolfSuites 3 customers or employees may adversely affect its business, results of operations or financial condition.

The company’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of their customers or employees. Regardless of whether any claims against the company are valid or whether they are liable, claims may be expensive to defend and may divert time and money away from operations and hurt the company’s financial performance. A judgment significantly in excess of their insurance coverage or not covered by insurance could have a material adverse effect on the company’s business, results of operations or financial condition. Also, adverse publicity resulting from these allegations may materially affect the company.

The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

Other than for the Tulsa Facility, the company has not yet acquired insurance. It may not be able to acquire insurance policies that cover all types of losses and liabilities. Additionally, there can be no assurance that its insurance is currently and will be sufficient to cover the full extent of all of its losses or liabilities for which it is insured. Further, insurance policies expire annually and the company cannot guarantee that it will be able to renew insurance policies on favorable terms, or at all. In addition, if it, or other leisure facilities, sustain significant losses or make significant insurance claims, then its ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected. If the company’s insurance coverage is not adequate, or it becomes subject to damages that cannot by law be insured against, such as punitive damages or certain intentional misconduct by their employees, this could adversely affect the company’s financial condition or results of operations.

The company may not be able to operate its facilities, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.

Each facility is subject to licensing and regulation by alcoholic beverage control, amusement, health, sanitation, safety, building code and fire agencies in the state, county and/or municipality in which the facility is located.

Each facility is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one facility may lead to the loss of licenses at all facilities in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each facility, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. The failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and the company’s ability to obtain such a license or permit in other locations.

The company may be subject to “dram shop” statutes in states where its facilities may be located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on the company’s business, results of operations or financial condition.

As a result of operating certain entertainment games and attractions, including skill-based games that offer redemption prizes, the company is subject to amusement licensing and regulation by the states, counties and municipalities in which its facilities are to be located. These laws and regulations can vary significantly by state, county, and municipality and, in some jurisdictions, may require the company to modify their business operations or alter the mix of redemption games and simulators that they offer.

Moreover, as more states and local communities implement legalized gambling, the laws and corresponding enabling regulations may also be applicable to the company’s redemption games and regulators may create new licensing requirements, taxes or fees, or restrictions on the various types of redemption games the company offers. Furthermore, other states, counties and municipalities may make changes to existing laws to further regulate legalized gaming and illegal gambling. Adoption of these laws, or adverse interpretation of existing laws, could cause the company to modify its plans for its facilities and if the company creates facilities in these jurisdictions it may be required to alter the mix of games, modify certain games, limit the number of tickets that may be won by a customer from a redemption game, change the mix of prizes that the company may offer or terminate the use of specific games, any of which could adversely affect the company’s operations. If the company fails to comply with such laws and regulations, the company may be subject to various sanctions and/or penalties and fines or may be required to cease operations until it achieves compliance, which could have an adverse effect on the company’s business and financial results.

The company has concentrated its investments in golf-related real estate and facilities, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

The company’s operations will consist almost entirely of golf properties, approximately 15-20 acres in size, that encompass a large amount of real estate holdings. Accordingly, the company is subject to the risks associated with holding real estate investments. A prolonged decline in the popularity of golf could adversely affect the value of its real estate holdings and could make it difficult to sell facilities or businesses.

The company’s real estate holdings will be subject to risks typically associated with investments in real estate. The investment returns available from equity investments in real estate depend in large part on the amount of income earned, expenses incurred and capital appreciation generated by the related properties. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and time-consuming to expand, modify or renovate older properties. Under eminent domain laws, governments can take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have an adverse impact on the company’s business, financial condition or results of operations.

The illiquidity of real estate may make it difficult for the company to dispose of one or more of its properties or negatively affect its ability to profitably sell such properties and access liquidity.

The company may from time to time decide to dispose of one or more of its real estate assets. Because real estate holdings generally, are relatively illiquid, the company may not be able to dispose of one or more real estate assets on a timely basis. In some circumstances, sales may result in investment losses which could adversely affect the company’s financial condition. The illiquidity of its real estate assets could mean that it continues to operate a facility that management has identified for disposition. Failure to dispose of a real estate asset in a timely fashion, or at all, could adversely affect the company’s business, financial condition and results of operations.

The company’s development and growth strategy depends on its ability to fund, develop and open new entertainment venues and operate them profitably.

A key element of the company’s growth strategy is to develop and open golf entertainment venues. The company has identified a number of locations for potential future entertainment golf venues and is still the process of identifying more locations and analyzing the locations. The company’s ability to fund, develop and open these venues on a timely and cost-effective basis, or at all, is dependent on a number of factors, many of which are beyond its control, including but not limited to the company’s ability to:

•	Find quality locations.

•	Reach acceptable agreements regarding the lease or purchase of locations, and comply with the company’s commitments under its lease agreements during the development and construction phases.

•	Comply with applicable zoning, licensing, land use and environmental regulations.

•	Raise or have available an adequate amount of cash or currently available financing and mortgage terms for construction and opening costs.

•	Adequately complete construction for operations.

•	Timely hire, train and retain the skilled management and other employees’ necessary to meet staffing needs.

•	Obtain, for acceptable cost, required permits and approvals, including liquor licenses; and

•	Efficiently manage the amount of time and money used to build and open each new venue.

If the company succeeds in opening entertainment golf facilities on a timely and cost-effective basis, the company may nonetheless be unable to attract enough customers to these new venues because potential customers may be unfamiliar with its venue or concept, entertainment and menu options might not appeal to them and the company may face competition from other food and leisure venues.

The company’s development and construction of its Central U.S. facilities, built to GolfSuites standards, depends on its ability to obtain favorable mortgage financing.

The company intends to secure mortgage financing to fund up to 70% of its next Central U.S. facility and plans to use debt financing for development and construction of subsequent facilities. There is no guarantee that the company will be able to obtain financing on favorable terms. In the event that the company is unable to obtain such financing it may limit the company’s ability to effectuate its plans and will increase the costs and expenses of the company, thereby negatively impacting its financial prospects.

GolfSuites 3 depends on a small management team and may need to hire more people to be successful.

The success of GolfSuites 3 will greatly depend on the skills, connections and experiences of the executives, Gerald Ellenburg, John Galvin, Kyle Morris, Ryan Koenig, Nick Flanagan, Scott McCurry, and Michael Zylstra. GolfSuites 3 has not entered into employment agreements with the aforementioned executives. There is no guarantee that the executives will agree to terms and execute employment agreements that are favorable to the company. Should any of them discontinue working for GolfSuites 3, there is no assurance that the company will continue. Further, there is no assurance that the company will be able to identify, hire and retain the right people for the various key positions.

Key Man Risk.

The company’s founders and key men are serial entrepreneurs. It is likely that some, if not all of the founders and key men, may exit the business within the next three years. In the event one or more of its founders and/or key men exit the business the company may experience following:

•	financial loss;

•	a disruption to the organization's future projects;

•	damage to the brand; and

•	potentially supporting a competitor.

KGEM may not be able to protect all of its intellectual property.

GolfSuites 3 will be using the intellectual property of its parents, including the following trademarks that have been filed: GolfSuites, Off The Deck and FirstCut. The profitability of GolfSuites 3 may depend in part on KGEM’s ability, to effectively protect its intellectual property and the ability of GolfSuites 3 and, in the future, each of the other subsidiaries to operate without inadvertently infringing on the proprietary rights of others. Any litigation protecting the KGEM’s intellectual property and defending its original content could have a material adverse effect on the business, operating results and financial condition regardless of the outcome of such litigation.

KGEM has not yet entered into master licensing agreements with some of its third party suppliers of technology and GolfSuites 3 has not yet been made a sublicense to the relevant master licensing agreements.

KGEM intends to use the following technologies at the operating facilities of GolfSuites 3:

•	Trackman Range

•	Trackman Doppler Radar

•	Flite Technology

As of the date of this offering circular KGEM has not yet entered into any licensing agreements related to the aforementioned technologies. There is no way to be certain that KGEM will be able to enter into the relevant licensing agreements on terms that are favorable to the company. If KGEM does not enter into the relevant master licensing agreements, GolfSuites 3 will not be able to become a sublicense of those technologies. Accordingly, the company may need to do modify its plans for facilities and potentially negatively impact the company’s appeal to consumers and financial prospects.

Risks relating to this offering and GolfSuites 3 shares

The payment of accrued dividends is paid out of the company’s reserved funds for the foreseeable future.

As soon as the company receives proceeds from this offering and it is legally permissible, the company intends to pay dividends to investors. The dividend will initially be paid to investors out of the company’s reserved funds, as opposed to its revenues. Payment of the dividends and the establishment of the reserve fund will reduce the capital the company has to develop and begin operations in its GolfSuites 3 facilities. These reserved funds will be held in a segregated account money market account located at Fifth Third Bank, Cincinnati, OH. Most, if not all, of the reserved funds in the dividend reserve account will be the proceeds from this offering. (See “Use of Proceeds”). It is not certain when, if at all, the company will be able to make dividends payments to investors out of the company’s revenues.

Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors.

Pursuant to section 170 of the Delaware General Corporation Law (“Delaware Law”), dividends may be paid out of “surplus” even in the absence of profits.  Under section 154, “surplus” may be defined by the board of directors, in their sole discretion, but generally may not be less than the par value of the shares issued. Accordingly, most of the proceeds of this offering may be considered surplus. However, Delaware Law is subject to change, and the company cannot guarantee that dividend payments will always be permitted under Delaware Law.

The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains.

The distributions made pursuant to the Preferred Stock dividend provisions will be taxable as dividends to shareholders only to the extent of current and accumulated earnings and profits.  To the extent the company does not have current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted basis. If distributions still exceed the amount of adjusted basis, such excess would be considered as capital gains income to the shareholder, who will generally be subject to federal (and possibly State) income tax on such gains at a rate that depends upon the shareholder’s holding period with respect to the shares in question, among other factors. Since the tax treatment of any distributions may vary according to the financial performance of the company, as well as the particular circumstances of the investor, investors should consult their own tax advisers, and should further not assume that the distributions will be subject to the same tax treatment from year to year.

The company is responsible for certain administrative burdens relating to taxation.

Federal law required that the company report annually all distributions to shareholders on a Form 1099-DIV.  The company is responsible for ensuring that the extent to which such distributions constitute a distribution of earnings and profits is correctly identified on form 1099-DIV. This reporting requirement adds to the administrative burdens of the company.

The offering price has been arbitrarily set by the company.

GolfSuites 3 has set the price of its Preferred Stock at $5.00 per share. Valuations for companies at GolfSuites 3 stage are purely speculative. The company’s valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, the company will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering. Additionally, the company is one of six Operating Subsidiaries with similar business models conducting Regulation A offerings over a similar period, and KGEM is also conducting an offering. Investors may choose to invest in one of those offerings instead of this offering. Each of those other companies and offerings is independent, and the funds raised in those offerings will benefit those issuers and not GolfSuites 3. Therefore, even if another Operating Subsidiary or all of the other Operating Subsidiaries or KGEM raise funds, GolfSuites 3 may still be unable to raise adequate capital.

The officers of GolfSuites 3 control the company and the company does not currently have any independent directors.

KGEM is currently the company’s controlling shareholder. Moreover, the company’s executive officers and directors, through their ownership in KGEM, are currently GolfSuites 3 controlling shareholders. As holders of the Class B Common Stock which gives KGEM 5 votes per share, as opposed to 1 vote per share for holders of Class A Common Stock and Series A Preferred Stock, KGEM will continue to hold a majority of the voting power of all the company’s equity stock and therefore control the board at the conclusion of this offering. Even if KGEM were to own as little as 16.7% of the equity securities of the company, KGEM would still control a majority of the voting stock. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. The company does not benefit from the advantages of having independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within GolfSuites 3, and having extra checks and balances to prevent fraud and produce reliable financial reports.

The exclusive forum provision in the company’s Certificate of Incorporation may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Article VII of the company’s Certificate of Incorporation contain exclusive forum provisions for certain lawsuits, see “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.” Further, Section 6 of the subscription agreement for this offering includes exclusive forum provisions for certain lawsuits pursuant to the subscription agreement; see “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.” The forum for these lawsuits will be the Court of Chancery in the State of Delaware. None of the forum selections provisions will be applicable to lawsuits arising from the federal securities laws. These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provisions may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with the company and its officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws. Further, the forum selection provisions in the Certificate of Incorporation and the subscription agreement provide that the for certain lawsuits the Court of Chancery in Delaware will be the exclusive forum. The Court of Chancery in Delaware is a non-jury trial court and therefore those claims will not be adjudicated by a jury. See “Securities Being Offered – All Classes of Stock – Jury Trial Waiver” and “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.”

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the subscription agreement. Investors should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If an investor brings a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, an investor may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares of Preferred Stock, including but not limited to the subscription agreement.

There is no current market for GolfSuites 3’s shares.

There is no formal marketplace for the resale of the company’s securities. Shares of the company’s Preferred Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. The company does not have plans to apply for or otherwise seek trading or quotation of its Preferred Stock on an over-the-counter market. It is also hard to predict if the company will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Risks Related to Certain Conflicts of Interest

There are conflicts of interest between the company, its management and their affiliates.

KGEM is the parent company of GolfSuites 3 and currently holds all of the issued Common Stock of GolfSuites 3. KGEM is also affiliated with each of the other Operating Subsidiaries and ERC Home Builders, Inc. and its subsidiaries (the “ERC entities”). Many if not all of the executives are the same for GolfSuites 3, KGEM, the other Operating Subsidiaries, and ERC. Therefore, it is likely that conflicts of interest will arise between the affiliates. Conflicts of interest could include, but are not limited to the following:

•	use of time,

•	use of human capital, and

•	competition regarding the acquisition of properties and other assets.

The interests of GolfSuites 3, KGEM and the company’s other affiliates may conflict with your interests.

The company’s Certificate of Incorporation, Certificate of Designations, bylaws and Delaware law provide company management with broad powers and authority that could result in one or more conflicts of interest between your interests and those of the officers and directors of GolfSuites 3, the other Operating Subsidiaries, KGEM, and the company’s other affiliates.  This risk is increased by the affiliated entities being controlled by KGEM who currently owns all of the company’s Common Stock and all of the company’s officers and directors currently have an interest in KGEM, through ownership, as an officer or director in KGEM contractually or any combination thereof. Potential conflicts of interest include, but are not limited to, the following:

●	KGEM and the company’s other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separate from the company, and you will not be entitled to receive or share in any of the profits, return, fees or compensation from any other business owned and operated by the management and their affiliates for their own benefit.

●	The company may engage KGEM, or other companies affiliated with GolfSuites 3 to perform services, and determination for the terms of those services will not be conducted at arms’ length negotiations; and

●	The company’s officers and directors are not required to devote all of their time and efforts to the affairs of the company.

There are conflicts of interest between the company and some of the members of the Board of Directors.

Rod Turner, the CEO of the online platform on which the company is offering shares, is also a member of the Board of Directors. It is likely that conflicts of interest will arise between the company and the board member. Conflicts of interest include, but are not limited to the following:

•	Determining whether something is in the best interest of the company or the online platform on which the company is listing the Preferred Stock.

•	Whether to keep the offering open or to close it.

•	Use of time.

•	Payment to the online platform.

Loans issued by KGEM to GolfSuites 3 may not be made at arm’s length.

KGEM may make various loans to GolfSuites 3. These transactions may not be at arm’s length and therefore there is no way to assure third parties that KGEM and GolfSuites 3 will be acting in their own self-interest and not subject to pressure or duress from the other party.

KGEM and GolfSuites 3 intend to share some services.

KGEM and GolfSuites 3 will share the following services:

•	intellectual property, and

•	licensing for the use of the name and brand identity.

Internal transactions incorporating products and services, fee sharing, cost allocations, and financing activities can create inefficiency, financial exposures and reporting risk. This arrangement could result in potential actual or perceived conflicts of interest.

If the GolfSuites 3 manager, KGEM, were to file for bankruptcy or otherwise liquidate the company’s result and operations, and the Tulsa Facility could be negatively affected.

GolfSuites 3 relies on its parent, KGEM for certain management services. While the company intends to continue its operations if KGEM were ever to file for bankruptcy or otherwise liquidate, there is no guarantee that the company or the Tulsa Facility would be able to do so. If KGEM were to enter bankruptcy proceedings or to otherwise liquidate, the company and the Tulsa Facility would be required to find other ways to meet the needs of its operations and business. Obtaining such alternative services, if available at all, could result in delays in the disbursement of distributions or the filing of reports or could require the company to pay significant fees to another company that it would engage to perform management services for it.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in the company’s Preferred Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of the company’s Preferred Stock and the pro forma net tangible book value per share of the company’s Preferred Stock after this offering.

As of May 15, 2019, the net tangible book value of the Company was ($137,001.00). Based on the number of shares of Common Stock issued and outstanding as of the date of the offering (18,000,000 shares) that equates to a net tangible book value of approximately ($0.0076) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders’ aggregate deficit divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after May 15, 2019, other than to give effect to the sale of 10,000,000 shares of Preferred Stock being offered by the company in this offering for the net subscription amount of $44,500,000.00 the pro forma net tangible book value, assuming full subscription, would be $ 44,362,999.00. Based on the total number of shares of Common and Preferred Stock that would be outstanding assuming full subscription (28,000,000 shares), that equates to approximately $ 1.5844 of tangible net book value per share.

Thus, if the offering is fully subscribed, the net tangible book value per share of Common Stock owned by the company’s current stockholders will have immediately increased by approximately $ 1.5920 without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $ 3.4156 per share. These calculations do not include the costs of the offering, and such expenses will cause further dilution.

Offering price per share of Preferred Stock*	$5.00
Net Tangible Book Value per share of Preferred Stock before the Offering (based on 18,000,000 shares)	$(0.0076)

Increased in Net Tangible Book Value per Share Attributable to Shares Offered in the Offering (based on 10,000,000 shares)	$1.5920
Net Tangible Book Value per Share after Offering (based on 28,000,000 shares)	$1.5844

Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$3.4156

*before deduction of offering expenses.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

GolfSuites 3, Inc. is offering a maximum of 10,000,000 shares of Preferred Stock on a “best efforts” basis.

The cash price per share of Preferred Stock is $5.

The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting its Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by GolfSuites 3, Inc. in its sole discretion.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

•	Review each investors subscription agreement to confirm such investors participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.

•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.

•	Not provide any investment advice nor any investment recommendations to any investor.

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore $13,000 in one-time set up fees, consisting of a $5,000 agreement fee and approximately $8,000 for fees to be paid to FINRA, plus a commission equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. Assuming that the offering is open for 12 months, the company estimates that total fees due to pay Dalmore would be $513,000 for a fully-subscribed offering. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Incentives

The company intends to offer marketing promotions to encourage potential investors to invest. Details on the company's current incentives can be found on the company's offering page found at www.manhattanstreetcapital.com/GolfSuites3.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $500. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to GolfSuites 3, Inc.

The Online Platform

The company will pay FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital” or “MSC” as applicable) for its services in hosting the offering of the shares on its online platform.

Further, the company has entered into an agreement with MSC for project manager, technology and administrative services, effective July 15, 2019 (the “MSC Agreement”), see “Plan of Distribution and Selling Securityholders – The Online Platform.” The following costs are outlined in the MSC Agreement:

•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account.

•	A cashless 10 year warrant to purchase 100 shares of KGEM common stock for $0.25 per share, per investor escrow account, the warrant calculations shall be capped at a maximum of 35,000 investors.

•	AML check fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor.

•	A technology license fee of $300 per month.

•	Any applicable fees for fund transfers (ACH $2, check $5, debit card fees of $0.35 + 3% as charged by debit card processor, wire $15 or $35 for international fund transfers).

This agreement supersedes an agreement between KGEM and MSC dated July 15, 2018. GolfSuites 3 will reimburse KGEM $30,000 for its portion of the fee paid to MSC under that agreement. That amount is included in a promissory note dated May 1, 2019. In addition, pursuant to that agreement, MSC received a 10-year warrant, to purchase shares of KGEM common stock with an exercise price of $0.25 per shares. The portion of the warrant attributable to GolfSuites 3 is the right to purchase 120,000 shares. The company intends to pay the cash fees from the proceeds of the offering. To the extent any future fees are paid by KGEM, GolfSuites 3 will reimburse KGEM for its portion of the fee to MSC in accordance with the Management Services Agreement. All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the offering.

For additional information please see “Interests of Management and Others in Certain Transactions”.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the company will accept tenders of funds to purchase whole shares and fractional shares. The company will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the company accepts funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the company’s escrow agent, Prime Trust, LLC (the “Escrow Agent”) in a segregated account exclusively for the company’s benefit. Funds will be transferred to us at each Closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Preferred Stock in this offering, you should complete the following steps:

1.	Go to www.manhattanstreetcapital.com/GolfSuites3, click on the "Invest Now" button;

2.	Complete the online investment form;

3.	Deliver funds directly by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;

4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the company, the funds may be released by the escrow agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Preferred Shares. Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Dalmore’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Escrow Agent

The Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The company has agreed to pay the Escrow Agent:

•	$400 for escrow account set-up fee,

•	$30 per month escrow account fee for so long as the offering is being conducted,

•	a cash management fee of 0.5% of funds processed (up to a maximum of $8,000),

•	technology platform license fee of $400.00 per month,

•	transaction fee of $10.00 per investor,

•	ACH processing fee of $2.00 per transaction,

•	wire processing fee of $15.00 per transaction (domestic),

•	check processing of $5.00 per transaction, and

•	AML check $5.00 per investor

Transfer Agent

The company has also engaged Computershare, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to Computershare for the above services to be $60,000 annually.

USE OF PROCEEDS TO ISSUER

The following discussion addresses the use of proceeds from this offering. The company currently estimates that, at a per share price of $5, the net proceeds from the sale of the 10,000,000 shares of Preferred Stock will likely be $44,500,000 after deducting the estimated offering expenses of approximately $5,500,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios:

Gross Proceeds	$1,000,000	$12,500,000	$25,000,000	$50,000,000
Estimated offering expenses (1)	$360,000	1,625,000	$2,750,000	$5,500,000
Net Proceeds	$640,000	$10,875,000	$22,250,000	$44,500,000
Development period overhead (2 years pro rata) (This includes operating expense that is incurred during the development and construction of the initial site(s) and the management fee (2))	$280,000	$1,000,000	$1,000,000	$1,000,000
8% preferred return reserve (18 months reserved for dividend payments to investors)	$120,000	$1,500,000	$3,000,000	$6,000,000
Land & building improvements, engineering and construction	N/A	$7,625,000	$17,750,000	$36,750,000
Working capital*	$240,000	$750,000	$750,000	$750,000
Total use of proceeds	$1,000,000	$12,500,000	$25,000,000	$50,000,000

(1)	Estimated offering expenses include legal, accounting, printing, advertising, broker-dealer fees and commissions, marketing and state notice fees and other expenses of this offering.
(2)

The management fee for locations that are in development under the Management Services Agreement was estimated based on assumed land and building improvements, engineering and construction and assumed the immediate deployment of capital and a 65% leverage ratio. The fee for locations that are operational will be paid from the profits of the location.

* Approximately 25% of gross proceeds are allocated to working capital subject to a maximum working capital amount of $750,000. The above estimates for overhead improvements and working capital are subject to change based upon the timing and amounts of gross proceeds and development timetables.

Cost per facility and Phase 1 costs.

The company anticipates the total cost for each Central U.S. facility will be approximately $30,000,000. Below is a tentative breakdown of costs:

•	Cost of land: up to $5,000,000
•	Zoning: up to $200,000
•	Architects, designer and engineers: up to $300,000

•	Construction: up to $24,500,000
•	Training of employees: up to $500,000

The company may also finance the construction with mortgage financing. Currently, the company leases one facility and may consider purchasing this facility, the Tulsa Facility, in the future. The company currently has no arrangement to purchase the Tulsa Facility. Also, if other leasing opportunities become available; the company may consider leasing other existing facilities. For additional information see “Management Discussion and Analysis – Plan of Operations.”

Dividends and profit sharing dividends

12% of the proceeds raised in the offering will be reserved for the payment of dividends.

Investors in this offering will begin to accrue a monthly dividend payment that pays 8% per annum after the issuance of their Preferred Stock. When the funds are legally available for distributions the company intends to pay these dividends. The dividends will compound annually.

The dividend reserve (12% of the gross proceeds from this offering) will be held in a money market account located at Fifth Third Bank, Cincinnati, OH. Until the company generates revenue that will support the distribution of dividends, the company intends to pay dividends from the and legally available funds in the dividend reserve account, see “Securities Being Issued – Preferred Stock – Dividends.”

In the event the company declares a dividend distribution to the Common Stock holders, all Preferred Stockholders will receive their pro rata share.

There is no guarantee regarding the tax treatment of the 8% dividends. Please see “Securities Being Offered – Tax Treatment.”

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

THE COMPANY’S BUSINESS

Overview

GolfSuites 3, Inc. is an early stage hospitality and entertainment company devoted to the development and operation of golf driving range and entertainment centers in the Central region of the United States. GolfSuites 3 stretches from the northern United States border (Canada) to the southern border (Mexico) and unlike other GolfSuites operating subsidiaries, incorporates both a true winter in the north and a temperate winter in the south. This variance in weather allows for GolfSuites 3 to offer a variety of activities including, but not limited to, golfing on green grass, hybrid golfing activities and entertainment at different facilities located within the Central region of the United States.

Since September, 2019, GolfSuites 3 has been leasing one facility, the FlyingTee golf driving range and entertainment facility, in the city of Jenks, Oklahoma, also known as the Tulsa Facility. Jenks is a suburb of Tulsa, Oklahoma. The term of the lease is for 25 years. GolfSuites 3 intends to rebrand the facility as a GolfSuites facility. GolfSuites 3 believes that the rebranding will begin in early 2020 and will finish by the end of the second quarter of 2020.

In addition to leasing facilities, GolfSuites 3 will purchase land for other facilities and manage zoning, entitlement, design, construction and operation of the planned facilities in the Central region.

The company operates under the brand name “GolfSuites” and is a subsidiary of KGEM. KGEM intends to operate six operating subsidiaries each covering a different region in the United States. The six operating subsidiaries are located in the following regions of the United States and operate under the names listed below:

REGION	NAME
Midwest United States	GolfSuites 1, Inc.
Southeast United States	GolfSuites 2, Inc.
Central United States	GolfSuites 3, Inc.
Northwest United States	GolfSuites 4, Inc.
Southwest United States	GolfSuites 5, Inc.
Northeast United States	GolfSuites 6, Inc.

GolfSuites

AK
WA
OR
ID
MT
WY
ND
SD
MN
NE
CA
NV
UT
CO
KS
AZ
NM
OK
TX
AR
LA
IA
WI
MI
IL
IN
OH
MO
KY
WV
VA
NC
TN
SC
GA
AL
MS
FL
ME
VT
NH
NY
MA
CT
RI
PA
NJ
DE
MD
DC
HI

GolfSuites 1	GolfSuites 2	GolfSuites 3	GolfSuites 4	GolfSuites 5	GolfSuites 6
WI, IA, MO, IL, MI IN, OH, KY, WV	VA, TN, NC, MS, AL, GA, SC, FL	ND, MN, SD, NE, CO, KS, OK, AR, TX, LA	AK, WA, ID, MT, OR, WY	HI, CA, NV, UT, AZ, NM	ME, NH, VT, NY, MA, CT, RI, PA, NJ, DE, MD, DC

The company is targeting avid and novice golfers, families, millennials and other demographic groups seeking recreation, hospitality and entertainment in golf-themed complexes in the Central region of the United States. The facilities will be designed to effectively host corporate meetings, fund raising events, national skill event qualifiers and professional showcase events.

Principal Products and Services

Currently, the company is at an early stage of development. The company has leased one existing facility, the Tulsa Facility, however, the company has not yet purchased land for Phase I Construction of its own facility. The company believes that it will take approximately 24 months after land purchase to complete Phase I Construction. Upon completion of Phase I Construction the relevant facility will be operational.

Location and size of each future facility

The company considers the following factors when determining the location and size of each facility:

•	Large and mid-size populations within metropolitan areas.
•	University communities with populations of at least 100,000.
•	Millennial populations within and give trade market.
•	The proximity to major highway, interstate access other large entertainment facilities, restaurant and recreational attractions.
•	Ongoing growth trends in the selected area.
•	Proximity of select population bases including: university students, types of housing developments and employment rates.
•	Whether a local government is cooperative and favors the development of leisure facilities.
•	Cost of land.
•	Availability and potential threat of competitor facilities within the vicinity.
•	Favorable mortgage/lender terms and relationships.

The Tulsa Facility, located at 600 Riverwalk Terrace in the City of Jenks, County of Tulsa, Oklahoma, meets many of the factors listed above:

•	It consists of approximately 53,102 rentable square feet and a driving range.
•	It currently operates as a golf entertainment facility, sports bar, and full-service restaurant.
•	It is located in a metropolitan area with a mid-size population.
•	Multiple university communities are a short distance away (less than ten miles).
•	There is an established millennial population within the area which fosters a trade market.
•	It is less than one mile to major highways, interstate access other large entertainment facilities, restaurant and recreational attractions.

Financing the facilities

The company intends to purchase the land for Phase I Construction with a combination of the following:

•	The proceeds of this offering (see “Use of Proceeds”).
•	Funds advanced to GolfSuites 3 by KGEM.
•	Mortgage financing provided by banks, private equity funds, lending-REITs and/or other financial institutions.

Sourcing the facilities

The company currently leases one existing facility near Tulsa, Oklahoma. The company will continue to source additional existing facilities that it believes they could purchase or enter into a lease agreement. To do so, the company has engaged various regional and national real estate brokerages to source potential sites. The company has not yet sourced specific properties that it believes could become its next location; however various sites are under review. The company anticipates that it may acquire land to build a facility, depending on access to capital or financing, in Q2 2020.

The company currently leases one existing facility near Tulsa, Oklahoma. The company will continue to source additional existing facilities that it believes they could purchase or enter into a lease agreement.

Facility design and construction

The company believes that it will cost approximately $3,000,000 to re-brand the Tulsa Facility as a GolfSuites facility.

The Tulsa Facility, before rebranding, as of December 19, 2019.

The Tulsa Facility, as it may look after rebranding.

The company has not yet sourced quotes for the construction and design of its next facility. Due to the geographic location, the company believes the facilities located in the Central sector of the United States will cost 5% to 10% less than other sectors of the United States.

Management of the facility

KGEM will oversee the management of all GolfSuites 3 locations. GolfSuites 3 and/or its subsidiaries will employ management teams and staff to operate all GolfSuites 3 locations.

The experience

The company’s goal is to offer customers fun, entertainment, high quality food, creative menus, unique beverages, golf and thoughtfully designed suites to aid in a superior customer experience.

The following are the company’s specifications for its facilities:

•	60-100 climate-controlled suites that open to a 300+ yard golf range. The suites offer comfortable seating, special computer tracking to monitor golf gaming and ball flight data, tee boxes, and large screen monitors to watch sports.
•	Multiple indoor/outdoor bars.
•	Restaurants.
•	VIP Member “Select Suites.”
•	Family-friendly restrooms and changing areas.
•	Multiple meeting and conference rooms.
•	State-of-the-art golf academy and training center.
•	State-of-the-art putting course and short game area.

The company has taken over one existing facility near Tulsa, Oklahoma pursuant to the Tulsa Lease Agreement. Currently, the Tulsa Facility operates as a golf entertainment facility, driving range, sports bar, and full-service restaurant. GolfSuites 3 intends to rebrand the facility as a GolfSuites facility by the end of Q2 2020.

The GolfSuites Academy will be based on PGA® professional and NBC Golf Academy® featured instructor, Kyle Morris and his successful studio, The Golf Room in Columbus, Ohio. Kyle’s advanced training and coaching techniques are aimed at improving an individual’s overall golf game. Located on the ground-floor level of each facility, the GolfSuites Academy will consist of golf instruction, golf coaching, junior golf recruitment and advisory services, fitness and rehabilitation therapy, mental sports performance training and custom golf club and equipment fitting.

On February 15, 2019, KGEM entered into a License Agreement with Kyle Morris (the “Morris License Agreement”). The Morris License Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris License Agreement, a license is granted by Kyle Morris to KGEM to use his likeness, current business, and golf coaching concepts. In addition, it provides for a non-compete and a 10 year term.

On February 15, 2019, KGEM entered into a Consulting Agreement with Kyle Morris (the “Morris Consulting Agreement”). The Morris Consulting Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris Consulting Agreement, protection of confidential information, non-competition and non-solicitation is provided for. In addition, it provides for a 10 year term and certain remedies.

Market Sector

GolfSuites 3 participates in the recreational sporting and entertainment facilities market. The company believes this market to be young, fast-growing and under-served. This market overlaps three growing, highly profitable markets: the golf market, the recreation/sporting entertainment sector and the food and beverage portion of the hospitality industry. GolfSuites 3 competes for revenues from customer spending in each of these three sectors.

Target Audience

The company has five primary target audiences:

•	Avid golfers,
•	Families looking for a fun experience for their kids and friends,
•	Businesses wanting team building, business gatherings, incentive rewards and corporate event venues with food and entertainment,
•	Experience Seekers, Millennials, Gen-Xers, Boomers seeking unique, fun night/weekend entertainment, and
•	Get together/Fundraiser planners – looking for unique locations for parties, celebrations and fund-raising events – may also be sold through “group sales” programs.

Operations

Once GolfSuites 3’s vision is fully executed it intends to provide a realistic golf experience so that it can better appeal to avid and moderate golfers. Climate-controlled semi-private golf suites open up to the golf target field and incorporate comfortable seating, ball dispensers, club storage, gaming and media displays. In addition to hospitality, entertainment, events and family fun, the company plans to appeal to a wide demographic. The company believes that it will be able to leverage the following advantages:

•	Realistic Golf Experience:
	o	Skill-based gaming and simulated play golf built into a 300+ yard range.
		▪	The golf target field consists of multiple simulated green sites and simulated water and sand hazards allowing for accelerated hole play as well as skill-based gaming.
	o	“Real” golf balls that simulate more life-like play.
		▪	The golf balls have the ability to simulate life-like play because they are of premium quality and durability and do not incorporate an electronic chip which would impact their balance and overall efficacy.

•	Superior Technology:
o	Radar technology allows players to measure their ball flight to within 3-4 inches.
o	Ball flight data including ball speed, direction and distance provided in each suite
o	Ability to simulate play on famous golf courses.
o	Video swing analysis.
o	Gaming and data analytics that can be shared with others on social media.

•	Holistic Game Improvement: The company will offer a premier coaching and holistic game improvement center.
o	The GolfSuites Academy (the “GolfSuites Academy”), based on the successful model of The Golf Room (the “Golf Room”) located in Dublin, Ohio.
o	The Golf Room was founded by Kyle Morris, a former PGA Tour player and a nationally renowned golf instructor and coach.
o	At each GolfSuites Academy, players will be able to access swing instruction, golf fitness and rehabilitation, mental sports performance, and college golf recruiting.

•	Enhanced Guest Experiences:
o	VIP Member concierge and hosts.
o	VIP Member Select Suites.
o	Men’s and Women’s member locker rooms.
o	Second floor covered drive up arrival zone.
o	Improved digital experiences for guest engagement before, during and after onsite visits.
o	Online reservation system.
o	Onsite games including pinball, pool and corn hole.
o	Onsite and post-visit engagement and social sharing.

•	Interactive Games and Contests:
o	Ability for customers to compete against other suites and customers with closest to the pin, long drive and other skill-based games.
o	A software application which will allow players to satisfy their desire to play an 18-hole golf round in 1.5 hours instead of the traditional 3-4 hours.

•	Women Designed Programs and Coaching: These include learn-to-play days and women-only events and leagues.

•	Beginner Player Designed Programs and Coaching: These include learn-to-play days and beginner player events and leagues.

•	Upgraded Amenities: These include the following:
o	Business networking zones.
o	Conference rooms.
o	Free high-speed Wi-Fi.
o	Family restrooms and changing areas.

•	Healthy and Localized Menus: chef-inspired authentic healthy menu offerings, farm to table sourcing, localized craft beers and select menu items to appeal to regional customers’ tastes, seasonality and lifestyles.

Currently, the Tulsa Facility operates as a golf entertainment facility, driving range, sports bar, and full-service restaurant. GolfSuites 3 is in the process of incorporating its business model at the Tulsa Facility. To date, GolfSuites 3 has invested $275,000 of operating capital (which was advanced to GolfSuites 3 by KGEM) into the Tulsa Facility to accelerate operational take-over of the Tulsa Facility. GolfSuites 3 does not believe that any additional operating capital will be needed to accelerate the operational take-over.

Tulsa Facility Lease

•	The Tulsa Lease Agreement is for 25 years.
•	Annual base lease payments are $360,000, adjustable throughout the terms of the lease.
•	The company has a 25-year lease.
•	Annual lease payments are $360,000 (adjustable under the terms of the lease).
•	GolfSuites Tulsa is entitled to 50% of the net cash flow.
•	The company did not have any net cash from this facility (net of operating expenses and lease payments) in November 2019.

Management Services from KGEM

GolfSuites 3 entered into a management services agreement with KGEM effective as of August 12, 2019 (the “Management Services Agreement”). Under that agreement, KGEM will manage GolfSuites 3 and allow GolfSuites 3 to use certain intellectual property and business concepts. GolfSuites 3 will incur direct capitalized costs and overhead expenses.

Some direct capitalized costs and overhead expenses will be paid by GolfSuites 3 directly (e.g., salaries, board of director and board of advisor fees, employee benefits, and general administrative costs) while other capitalized costs and overhead expenses will be paid by KGEM and then reimbursed by GolfSuites 3 (e.g., architectural costs, engineering, land, zoning and permitting and other costs directly related to assets belonging to GolfSuites 3).

In addition, GolfSuites 3 will pay KGEM monthly management fees as follows:

•	Operating facilities: 4% of gross operating revenues once facilities are opened.
o	KGEM shall calculate 4% of gross revenue amount of the immediate past month, and KGEM shall invoice the company for the specific management fee amount on a monthly basis.
o	The Tulsa Facility is an operating facility and therefore GolfSuites 3 will pay KGEM a monthly management fee of 4% of gross operating revenues.

•	Facilities that are not operational: 3% of all-in development costs.
o	The “in-development costs” shall be calculated as the total amount of the hard and soft development costs, which include, but are not limited to, the total costs of land, development and entitlement costs, all construction costs, engineering and design costs, and contractor fees (the “In-Development Costs”) paid by the company in the immediate past month. KGEM shall invoice the company for the specific management fee amount on a monthly basis.

The initial term of the Management Services Agreement is for ten years. Upon expiration of the agreement it will automatically renew for another two years. Either party can terminate the agreement provided 120 days written notice has been given to the other party. The Management Services Agreement may also be terminated upon certain events of default, including but not limited to, material breaches of the agreement and also if one party files for bankruptcy or otherwise liquidates.

In the event KGEM were to file for bankruptcy or otherwise liquidate, the company would have to seek another provider of management services or make arrangements for such services to be provided in-house, including the hiring of additional personnel. See “Risk Factors – If the GolfSuites 3 manager, KGEM, were to file for bankruptcy or otherwise liquidate the company’s results and operations could be negatively affected.”

This agreement amended and replaced the agreement dated April 15, 2019. The company had previously accrued costs under that agreement.

For additional information please see the Management Services Agreement, which is an Exhibit to the Offering Statement of which this Offering Circular forms a part.

Competition

Direct competitors

The company’s largest competitor in this emerging market in the Central region of the United States is TopGolf. As of June 20, 2019, there are 20 branded TopGolf locations in the Central sector of the United States and none in the Tulsa, Oklahoma metropolitan area. TopGolf’s first facilities were developed less than 20 years ago, and according to public reporting TopGolf intends to add 7 - 10 new venues annually. Other regional competitors include:

•	DriveShack,
•	1Up Golf,
•	Big Shots,
•	Driv,
•	4ORE!

Central sector competitors include:

•	Bushnell Top Golf and 20 other TopGolf locations
•	ClubCorp
•	Arccis Golf

Indirect competitors

Indirect competitors include sports-themed entertainment facilities with food and beverage offerings that revolve around other sports including, but not limited to bowling, ping pong, baseball, NASCAR, etc. These include PINS Mechanical, Main Event, Lucky Strike, Bowl More, iDrive NASCAR, iFly, and Dave & Buster’s, to name a few.

In addition, new entertainment themed centers are being developed within the US that merge retail, food and beverage, entertainment and hospitality into single, tightly-packed mixed-use destinations of 1-3 million square feet. These new developments include American Dream (Miami) and American Dream (NYC), as well as numerous other smaller developments throughout the US. Facilities like these typically include entertainment amenities such as water parks, skydiving, surfing, ice-rinks, drive-in movie theatres, hybrid golf facilities, miniature golf, theme parks, observation wheels, climbing walls, X4D movie theatres, and aquariums.

Employees

The company currently has one full-time employee, Scott McCurry, who currently manages the day-to-day operations of GolfSuites 3, including the Tulsa Facility. The Tulsa Facility, GolfSuites Tulsa, LLC, currently employees approximately 150 employees in the following roles; restaurant service, marketing, management, facilities management, event sales, golf instruction and retail.

In addition, KGEM employs eight individuals, all of whom spend up to half of their time working on matters related to the Operating Subsidiaries. The amount of time that an employee of KGEM will dedicate to GolfSuites 3 will vary from week to week depending on the current needs of the company.

Pursuant to the Management Services Agreement, KGEM intends to oversee the development and construction of the next Central U.S. facility, including managing any current employees of the company. During the initial year of development and as the facility nears completion, the KGEM executives intend to increase the size of the company’s staff. Once the facility opens, it will be staffed and managed similarly to the Tulsa Facility. Its management will be turned over to the full-time direct staff, which staff will be managed by senior management personnel of GolfSuites 3.

Regulation

Currently, the company is applying for a state liquor license in Oklahoma for the Tulsa Facility. In addition to the liquor licenses, certain other licenses that may be required for the company’s planned operations include:

•	State reuse/resale tax for products including but not limited to golf clubs, and apparel.
•	County resale tax certificate.
•	“Doing Business As” certificates for applicable states.
•	Health department and food service license for each facility.
•	Elevator and Fire department certifications, required annually.

Intellectual Property

KGEM has filed the following name trademarks:

•	GolfSuites
•	Off The Deck
•	FirstCut

KGEM intends to file patents and trademarks relating to the following:

•	enhanced golf gaming and skill related games that integrate with the Trackman Range platform and API.

Litigation

The company has no litigation pending and the management team is not aware of any pending or threatened legal action relating to the company business, intellectual property, conduct or other business issues.

THE COMPANY’S PROPERTY

Currently, the company has leased one property, located near Tulsa, Oklahoma, pursuant to the Tulsa Lease Agreement. The term of the lease is twenty-five years, see “The Company’s Business – Tulsa Facility Lease.”

CONFLICTS OF INTEREST

The company is subject to various conflicts of interest arising out of its relationship with KGEM. The company discusses these conflicts below.

General

KGEM is the parent company of GolfSuites 3 and currently holds all of the issued Common Stock of GolfSuites 3. KGEM is also affiliated with each of the Operating Subsidiaries and ERC. Many if not all of the executives are the same for KGEM, GolfSuites 3, the other Operating Subsidiaries and ERC.

These persons have legal obligations with respect to KGEM, the other Operating Subsidiaries and the ERC entities that are similar to their obligations to us. In the future, these persons and other affiliates of KGEM, the other Operating Subsidiaries and the ERC entities may organize/acquire for their own account other leisure facilities, real estate-related or debt-related investment programs. These acquisitions may have also been suitable for GolfSuites 3.

Allocation of GolfSuites 3 Affiliates’ Time

GolfSuites 3 currently relies on KGEM’s executive officers and other professionals who act on behalf of KGEM, for the day-to-day operation of its business. As the business matures, the company’s intent is for it to develop its own management team to take over the day-to-day operations of business.

Until that occurs and as a result of the executives competing responsibilities, their obligations to other investors and the fact that they will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time to GolfSuites 3 and other entities and other business activities in which they are involved. Even though the company and its affiliates do not have a track record of involvement in hospitality and entertainment that investors may assess, the company’s executives have a wide range of backgrounds, including in hospitality, golf and overseeing real estate construction. Therefore, the company believes that the executive officers have sufficient depth to fully discharge their responsibilities to the company and the other entities for which they work, see “The Company’s Business – Management Services from KGEM.”

GolfSuites Tulsa Facility relies on Scott McCurry, President of the company, to run the day-to day operations of the Tulsa Facility.

Receipt of Fees and Other Compensation by KGEM and its Affiliates

KGEM and its affiliates will receive substantial fees from the company, which fees will not be negotiated at arm’s length. These fees could influence KGEM’s advice to the company as well as the judgment of the affiliated executives of KGEM and GolfSuites 3 (which are one and the same). For additional information see “The Company’s Business – Management Services from KGEM” for conflicts relating to the payments between KGEM and GolfSuites 3.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes information from the audited financial statements for the inception period of April 2, 2019 (“Inception”) through May 15, 2019 and should be read in conjunction with the company’s financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. The company’s actual results could differ materially from those discussed in the forward-looking statements.

Overview

GolfSuites 3 is an early stage hospitality and entertainment company devoted to the development and operation of a golf driving range and entertainment centers in the Central sector of the United States. Since September 2019, the company has leased one property near Tulsa, Oklahoma via its wholly owned subsidiary, GolfSuites Tulsa. Revenues from that facility will be reflected in future financial statements. In addition, the company intends to purchase land and manage the zoning, entitlement, design, construction and operation of the planned facilities or lease and provide capital improvements and manage the operation of existing facilities.

During the period of time covered by these financial statements, but currently from GolfSuites Tulsa, and in the future from other facilities, the company revenues will come from the following activities:

•	individual and corporate membership sales,
•	food and beverage sales,
•	coaching and instruction services,
•	suite rentals,
•	retail sales,
•	sponsorships, advertising and naming rights and
•	contest and qualifier fees and ticket purchases

The company is still in the process of implementing sponsorships, advertising and naming rights and contest and qualifier fees and ticket purchases at GolfSuites Tulsa. The company collects revenue upon sale of an item (including: membership sales, food and beverage sales, apparel etc.) and recognizes the revenue when the sale is made. Operating expenses currently consist of advertising and marketing expenses and general administrative expenses.

Results of Operations

From Inception to May 15, 2019 the company had no operations and no revenues.

Total operating expenses from Inception to May 15, 2019 were $137,181. $55,660 was spent on advertising and marketing and $81,521 was spent on general and administrative costs.

As a result of the foregoing, the company generated a net loss of $137,181.

Monthly Operating Expenses

Currently, pursuant to the Management Services Agreement dated August 12, 2019, KGEM pays the operating expenses of GolfSuites 3. As of December 19, 2019, GolfSuites 3’s does not have a burn rate, however, when GolfSuites 3 commences development of future facilities or re-branding the Tulsa Facility the burn rate for operating expenses will increase accordingly.

GolfSuites 3 intends to begin repayment to KGEM all of its accrued monthly operating expenses at the commencement of this offering. All accrued operating expenses will be compounded annually at an interest rate of 8%.

At the commencement of this offering, GolfSuites 3 will be responsible for all of its monthly operating expenses.

All monthly expenses will be reported quarterly. Monthly operating expenses include the following:

•	compensation to contractors,

•	expenses related to local marketing, promotion and public relations,
•	travel,
•	legal and accounting, and
•	insurance and technology.

Celebrity Fees, etc.

In the event KGEM pays fees to celebrities, sports professionals and other similarly situated individuals, those fees will be charged to the subsidiaries at cost, without markup, using the same expense allocation method.

For additional information regarding expense reimbursement please see the Management Services Agreement filed as Exhibit 6.2 to this Offering Circular.

Plan of Operation

The company currently operates GolfSuites Tulsa. The company has a 25-year lease which has annual lease payments of $360,000 (adjustable under the terms of the lease) and GolfSuites Tulsa is entitled to 50% of the net cash flow. The company’s net cash from this facility (net of operating expenses and lease payments) in November was approximately $0

GolfSuites 3, Inc.’s management is currently undergoing extensive study on the overall re-branding of the facility from FlyingTee to GolfSuites, which should commence in early 2020 and finish by mid-2020. Such re-branding and comprehensive capital improvements necessary to bring the facility to GolfSuites standards are projected at $3 million. Some of the proceeds from this offering, will be used to fund the rebranding of the Tulsa Facility to a GolfSuites facility.

Further, upon completion of this offering, the company intends to fund operations with the proceeds from this offering and use mortgage financing to advance the purchase of the land, construction of the facility, design of the facility, use of architects, and hiring of employees.

Approximate costs for each stage of developing a facility are as follows:

•	purchase the land: up to $5,000,000
•	construction and design of the facility: up to $24,500,000
•	architectural and engineering costs: up to $300,000
•	employee related expenses: up to $500,000

The company has estimated that it will be financing the purchase of land and construction of the facilities with mortgages obtained, representing between 50% and 70% of the total value of the location.

Pursuant to the Management Services Agreement, KGEM intends to assist with the management of Tulsa Facility and its next Central U.S. facility. During a two-year time period KGEM will focus on hiring and training additional GolfSuites 3 executives and employees. Currently GolfSuites 3 has one executive in addition to the staff at the Tulsa Facility.

As of December 19, 2019, the company is currently in the beginning stages identifying land for the Central U.S. locations. The company intends to finance some of the purchase of the land from proceeds of this offering.

In addition to operating and re-branding the Tulsa Facility, over the next 12 months, the company plans to do the following:

•	Select and acquire at least one parcel of land.
•	Negotiate and execute mortgage financing for approved segments of the development and construction.
•	Finalize site and building design per the overall GolfSuites 3 concept design.
•	Apply for and receive building permits.
•	Execute a general contracting agreement.
•	Break ground on the next Central U.S. facility.
•	Hire a general manager / operator and team to run the next Central U.S. facility.
•	Acquire necessary permits to construct, finish, serve food and beverage and equip the facilities, as applicable.
•	Engage architects, engineers and general contractors for the overall development and construction of the facility.

Beginning in Q3 2020 the company intends to do the following:

•	Oversee and manage the construction, finish, equipping and staffing of the Central U.S. location in order to commence operations.
•	Acquire necessary permits to construct, finish, serve food and beverage and equip the facilities, as applicable.

If the opportunity presents itself again the company may also consider leasing another existing facility or purchasing an existing facility (including the Tulsa Facility). The costs and time in those situations vary and will depend on the current state of the facility, the amount of construction that will be needed to convert the facility to the GolfSuites model as well as any negotiated business terms regarding the facility.

Liquidity and Capital Resources

As of December 19, 2019, the company’s cash on hand, inclusive of the Tulsa Facility, was $69,173.87. Currently, the company’s source of revenue is from GolfSuites Tulsa.

The company plans to continue to try to raise additional capital through additional offerings and mortgage financing. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Indebtedness

•	As of May 1, 2019, the company has received $143,514 from KGEM, pursuant to a Promissory Note for working capital to cover expenses and costs while preparing for the securities offering.

•	In September and November 2019, KGEM advanced to GolfSuites 3 $275,000 of operating capital to accelerate operational take-over of the Tulsa Facility.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, the company will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company”, the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of the company’s Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, it will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and the company’s shareholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth the officers and directors of the company.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director, CEO	GolfSuites 3, Inc.	70	March 14, 2019
Ryan Koenig	Director	GolfSuites 3, Inc.	41	March 14, 2019
Kyle Morris	Director	GolfSuites 3, Inc.	33	March 14, 2019
John Galvin	Director	GolfSuites 3, Inc.	55	March 14, 2019
Rod Turner	Director	GolfSuites 3, Inc.	62	March 14, 2019
Scott McCurry	President	GolfSuites 3, Inc.	51	December 17, 2019

The table below sets forth the officers and directors of KGEM.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director Chairman Chief Executive Officer	KGEM Golf, Inc.	70	November 8, 2018
Nicholas Flanagan	Chief Operating Officer	KGEM Golf, Inc.	53	July 1, 2019
John Galvin	Director, Experience Director	KGEM Golf, Inc.	55	November 8, 2018
Ryan Koenig	Director, Development Director	KGEM Golf, Inc.	41	November 8, 2018
Tom LaPlante	Chief Technology Officer	KGEM Golf, Inc.	62	July 1, 2019
Kyle Morris	Director, Golf Director	KGEM Golf, Inc.	33	November 8, 2018
David A. Morris III	Consulting CFO	KGEM Golf, Inc.	60	November 8, 2018
Scott Smylie	General Counsel	KGEM Golf, Inc.	44	December 1, 2018
Michael Zylstra	Chief Administrative Officer	KGEM Golf, Inc.	53	July 1, 2019

Gerald Ellenburg

Gerald Ellenburg (“Jerry”) is the Chairman and Chief Executive Officer of KGEM since August 2016. Jerry also serves as the Chairman and Chief Executive Officer of ERC Home Builders, Inc. (f/k/a, ERC Investment Properties, LLC) since March 2011. Further, Jerry is the Chief Executive Officer of each Operating Subsidiary. Jerry has a total of 35 years of experience in the following areas:

•	real estate ownership,
•	management and the financing of multi-family properties and
•	management of over $750 million in debt and equity financings.

Jerry graduated from the University of California, Berkeley in 1971, and is a California-licensed CPA (inactive).

Nicholas Flanagan

Nick Flanagan is the Chief Operating Officer of KGEM Golf, Inc. since July 1, 2019.  Nick is a 30 year veteran of major restaurant and retail branded companies. From 1989 to 2004 he served in various roles with Steak & Ale Restaurant Corp.  From 2004 to June 2019 Nick served in various roles at Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”). Nick’s most recent role at Cracker Barrel was Senior Vice President of Restaurant & Retail Operations.  While in this role, he served on the company’s executive team. Nick graduated from the University of Central Florida in 1989 with a Bachelor of Business Administration degree.

John Galvin

John Galvin is a Director and the Chief Experience Officer of KGEM since August 2016. From June 2017 until present, John has served as the Chief Branding and Experience Officer at Boulevard Strategies. John is the Founder and Chief Experience Officer of 7Nine Partners since January 2014. John has a total of 31 years in marketing, branding, experience design, advertising and promotion for companies including, but not limited to, Ford, JP Morgan Chase, Citi, Lowe’s, Victoria’s Secret, Champion Sportswear, and Dick’s Sporting Goods. John graduated from The Ohio State University in 1987.

Ryan Koenig

Ryan Koenig is a Director and the Chief Development Officer of KGEM since August 2016. Ryan also serves as President and Chief Operating Officer of ERC Homebuilders, Inc., a position he has held since December 2018. From March 2011 until the present, he has been the Chief Development Officer at eResidential and Commercial LLC (eRC Homes). Ryan has over 20 years of experience in real estate development and construction with the following companies: Wood Partners Camden Properties, Turner Construction and Zaremba Development. Ryan has overseen approximately $500 million in completed construction projects.

Tom LaPlante

Tom LaPlante is the Chief Information Officer of KGEM Golf, Inc. since July 1, 2019.  Since February 2015, Tom has also served as a Managing Partner at Star Support and from April 2012 to February 2015 Tom served as the former Chief Information Officer of TopGolf. Tom brings more than 30 years of experience and a broad background in the fields of travel, hospitality, retail and entertainment.  Tom graduated from the University of Georgia with a Bachelor of Science.

Scott McCurry

Scott McCurry has been the Vice President of Operations for the company since September 1, 2019 and appointed President of the company on December 17, 2019. Scott is an operations executive with over 25 years of experience in the Hospitality and Entertainment Industry. Previously, Scott was the National Director of Operations for K1 Speed from September 2017 to September 2019, helping it grow in domestic and international size while adding food beverage to the brand while improving the guest experience.  Prior to K1Speed, Scott was the National Director of Operations of Topgolf from February 2014 to September 2017.  Prior to that Scott was their Director of Operations, a position he held since July 2012.  At Topgolf, Scott helped build the brand from six venues to over 40 venues each averaging $20 million in revenue a year.

Kyle Morris

Kyle Morris is a Director and Chief Golf Officer of KGEM since December 2017. Kyle is a member of the Professional Golf Association and from 2008 to 2015 he toured with the PGA national and international tournaments. Following eight wins worldwide, Kyle created The Golf Room, a holistic coaching facility in Dublin, Ohio in January, 2016. Kyle has been named by Golf Digest as one of the “Best Young Instructors”, and was included in the “Best Teachers” in the State of Ohio. Kyle received a Master Certification with Trackman and currently serves as an NBC Golf Channel Academy Lead Coach since January 2017. Kyle graduated from Seton Hall University in 2008.

David A. Morris III

David Morris is the Consulting Chief Financial Officer of KGEM since August 2016. David is also the Consulting Chief Financial Officer at ERC Homebuilders from March 2011 until present. David has over 30 years of experience in finance and financial forensics. During his tenure at KGEM, David will oversee the following:

•	tax planning,
•	compliance,
•	accounting,
•	audit,
•	forecasts and
•	investment analysis.

David’s’ career has included the Vice-Presidency of Finance at Belz Enterprises, a large real estate development and management company.  David graduated from the University of Wisconsin, La Crosse, in 1980 and is a Tennessee-licensed CPA.

Scott Smylie

Scott Smylie is the General Counsel and Secretary of KGEM Golf, Inc.  since December 1, 2018 and ERC Homebuilders, Inc. since December 1, 2018, He currently also serves in that capacity for all their operating subsidiaries, and has been the company’s General Counsel and Secretary since March 2019. Previously, Scott practiced law in Florida at Monica L Sierra PLLC (May 2018 – November 2018), Meridian Partners in Florida (September 2016 – May 2018), and Bivins & Hemenway PA in Florida (May 2012 – June 2015). During Scott’s tenure he represented real estate developers, lenders, landlords and tenants, and business entities in a variety of corporate and real estate related transactions.  Scott graduated cum laude in 2003 from the University of Florida’s School of Law with a Juris Doctor, and also earned a Master’s of Science in Real Estate from the University of Florida’s School of Business that same year.

Rod Turner

Rod Turner is the founder and CEO of Manhattan Street Capital, since April 2015. Rod was a senior executive at Symantec from Jan 1985 to March1993 and has played a key role in building successful companies including Symantec/Norton (SYMC), Ashton-Tate (TATE), MicroPort and Knowledge Adventure Rod co-founded Irvine Ventures in 1999.

Michael Zylstra

Michael Zylstra is the Chief Administrative Officer of KGEM Golf, Inc. since July 1, 2019.  From 1992 until 2017 Michael has worked extensively in the restaurant and retail industry with Cracker Barrel. In his most recent role at Cracker Barrel Michael served as VP, General Counsel & Corporate Secretary.  Michael graduated from the University of Western Ontario in 1988 and from Cumberland School of Law at Samford University in 1991.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company has recently hired its first executive, Scott McCurry. Mr. McCurry’s annual salary is currently $240,000.

In the future, the company will have to pay Mr. McCurry as well as additional officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add other executives, including but not limited to, a General Manager, a Food and Beverage Manager and a Golf Manager.

One of its directors, Rod Turner, is also the CEO of Manhattan Street Capital, which received $180,000 in fees from KGEM in 2018 to be reimbursed by the company, see “Interest of Managements and Others in Certain Transactions”.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 19, 2019, GolfSuites 3’s voting securities that are owned by its executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	KGEM Golf, Inc. 2738 Falkenburg Road South, Riverview, FL 33578	18,000,000	N/A	100%

There are currently no outstanding shares of the company’s Class A Common Stock and Preferred Stock.

The following table sets out, as of December 19, 2019, KGEM’s voting securities that are owned by the company’s executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Gerald Ellenburg	24,000,000	N/A	12.45%
	John Galvin	19,950,000	N/A	10.35%
	Ryan Koenig	19,950,000	N/A	10.35%
	Kyle Morris	19,950,000	N/A	10.35%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o KGEM Golf, Inc. 2738 Falkenburg Road South, Riverview, FL 33578

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Relationship with KGEM

The company has received working capital to cover expenses and costs while preparing for the securities offering from KGEM in the amount of $143,514. The balance of these covered costs is recorded as a liability of the company. On May 1, 2019, the company entered into a promissory note for that amount (the “Promissory Note”). The note has a maturity date of December 31, 2019 and interest accrues at a rate of 3% per annum. The Promissory Note is attached as an exhibit to the Offering Statement of which this Offering Circular is a part.

The company has issued 18,000,000 shares of Class B Common Stock to KGEM, at par, in exchange for $180.

Management Services Agreement

The company has entered into a Management Services Agreement with KGEM. Pursuant to this agreement, KGEM will license all intellectual property and business concepts and design necessary for GolfSuites 3 to conduct its business and under the direction of our Board of Directors, KGEM is to provide services to GolfSuites 3 including:

•	Supervision the operations of GolfSuites 3, and
•	Management all necessary negotiations relating to the business, personnel, etc.

In return for the aforementioned services GolfSuites 3 agrees to pay KGEM a monthly management fee:

•	Operational facilities: 4% of gross operating revenues
•	Facilities that are not operational: 3% of all In-Development Costs

The initial term of the agreement is for ten years. Upon expiration of the agreement it shall automatically renew for another two years. Either party can terminate the agreement provided 120 days written notice has been given to the other party. see “The Company’s Business – Management Services from KGEM

Relationship with Golf Room

On January 4, 2018, KGE, LLC (the predecessor of KGEM) entered into Membership Unit Purchase Agreement with Kyle Morris, one of the company’s directors, and on December 24, 2018, KGEM and Kyle Morris entered into an addendum to that agreement (together with the Membership Unit Purchase Agreement the “MUP Agreement”). The MUP Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part.

Under the MUP Agreement, Kyle Morris purchased a 25% share of KGEM for nominal consideration along with granting the following non-exclusive licensing rights to KGEM (and to each of the Operating Subsidiaries through the Management Services Agreements):

•	Use of the name, and likeness of Kyle Morris; and
•	the Golf Room name and proprietary information related to the GolfSuites Academy.

On February 15, 2019 KGEM entered into the Morris License Agreement with Kyle Morris. The Morris License Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris License Agreement a license is granted by Kyle Morris to KGEM to use his likeness, current business, and golf coaching concepts. In addition, it provides for a non-compete and a 10 year term.

On February 15, 2019 KGEM entered into a Consulting Agreement with Kyle Morris (the “Morris Consulting Agreement”). The Morris Consulting Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part. Pursuant to the Morris Consulting Agreement, protection of confidential information, non-competition and non-solicitation is provided for. In addition, it provides for a 10 year term and certain remedies.

Relationship with ERC Homebuilders, Inc.

Some of the parties involved with the operation and management of the company, including Gerald Ellenburg, Rod Turner, David Morris, Ryan Koenig, and Scott Smylie, have other relationships that may create disincentives to act in the best interest of the company and its investors These parties are also involved with ERC Homebuilders, Inc. and its subsidiaries in similar capacities. These conflicts may inhibit or interfere with the sound and profitable operation of the company. See “Risk Factors — Risks Related to Certain Conflicts of Interest.”

Relationship with Manhattan Street Capital

One of the company’s directors, Rod Turner, is also the CEO of Manhattan Street Capital. MSC is listing this offering on its platform. Further, company has entered into an agreement with MSC, the MSC Agreement, which includes project manager, technology and administrative services, see “Plan of Distribution and Selling Securityholders – The Online Platform”.

The following costs are outlined in the MSC Agreement:

•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account.
•	A cashless 10 year warrant to purchase 100 shares of KGEM common stock for $0.25 per share, per investor escrow account, the warrant calculations shall be capped at a maximum of 35,000 investors.
•	AML check fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor.
•	A technology license fee of $300 per month.
•	Any applicable fees for fund transfers (ACH $2, check $5, debit card fees of $0.35 + 3% as charged by debit card processor, wire $15 or $35 for international fund transfers).

This agreement supersedes an agreement between KGEM and MSC dated July 15, 2018. GolfSuites 3 will reimburse KGEM $30,000 for its portion of the fee paid to MSC under that agreement. That amount is included in a promissory note dated May 1, 2019. In addition pursuant to that agreement, MSC received a 10-year warrant, to purchase shares of KGEM common stock with an exercise price of $0.25 per shares. The portion of the warrant attributable to the company is the right to purchase 120,000 shares.

The company intends to pay cash fees from the proceeds of the offering. To the extent any future fees are paid by KGEM, GolfSuites 3 will reimburse KGEM for its portion of the fee to MSC in accordance with the Management Services Agreement. All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the offering.

KGEM paid MSC a similar amount under the prior agreement for each of the Operating Subsidiaries and MSC entered into agreements similar to the MSC Agreements with each of the Operating Subsidiaries. The MSC Agreement is attached as an exhibit to the Offering Statement of which this Offering Circular is a part.

KGEM has also entered into a regulation D agreement with MSC. This agreement dated March 15, 2019 provides for consulting services and technology services related to a Regulation D offering for KGEM.

SECURITIES BEING OFFERED

GolfSuites 3 is offering Preferred Stock in this offering. The Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. As such, the company is qualifying up to 10,000,000 shares of Preferred Stock and up to 10,000,000 shares of Class A Common Stock under this Offering Statement, of which this Offering Circular is part.

GolfSuites 3 authorized capital stock consists of 200,000,000 shares of capital stock, of which 150,000,000 shares are designated Common Stock (the “Common Stock”), at $0.00001 par value, of which 132,000,000 shares are Class A Common Stock (“Class A Common Stock”) and 18,000,000 shares are Class B Common Stock (“Class B Common Stock”) and 50,000,000 shares of Preferred Stock, at $0.00001 par value, of which 10,000,000 shares are Series A Preferred Stock (the “Preferred Stock” or “Series A Preferred Stock”). Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that each holder of Class B Common Stock is entitled to 5 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock. The company may issue fractions of shares.

The following is a summary of the rights of GolfSuites 3’s capital stock as provided in its Certificate of Amendment to the Certificate of Incorporation, Certificate of Incorporation, Certificate of Designations, and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of GolfSuites 3’s capital stock, you should refer to its Certificate of Amendment to the Certificate of Incorporation, Certificate of Incorporation, Certificate of Designations and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Class A Common Stock

Voting Rights.

Each holder of GolfSuites 3’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock and Series A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 3.

Class B Common Stock

Voting Rights.

Each holder of GolfSuites 3’s Class B Common Stock is entitled to five votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock and Series A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 3.

Conversion Rights.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to GolfSuites 3.

All Classes of Common Stock

Dividends.

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Series A Preferred Stock), shareholders of GolfSuites 3’s Class A Common Stock and Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. Any dividends in excess of dividends payable to holders of the Series A Preferred Stock, will be paid ratably among the holders of Class A Common Stock, Class B Common Stock and Series A Preferred Stock on an as-converted basis. GolfSuites 3 has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future on its Common Stock.

Liquidation Rights.

In the event of GolfSuites 3’s liquidation, dissolution or winding up, holders of GolfSuites 3’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of GolfSuites 3’s debts and other liabilities and the satisfaction of any liquidation preference granted to holders of Series A Preferred Stock; however if the amount that the holders of Series A Preferred Stock would receive based on the pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis is greater than the then applicable liquidation preference available to Series A Preferred Stock, the holders of Series A Preferred Stock, Class A Common Stock and Class B Common Stock will receive that amount.

Other Rights.

Holders of GolfSuites 3’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to GolfSuites 3’s Class A or Class B Common Stock.

Preferred Stock

Voting Rights.

Each holder of GolfSuites 3 Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Preferred Stock at all times shall vote together with holders of the Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of GolfSuites 3.

Dividends.

Each share of Preferred Stock is entitled to cumulative dividends which shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the sum of the invested amount sum plus all unpaid accrued and accumulated dividends thereon. The dividends will be paid monthly

In the event the company declares a dividend distribution to the Common Stock holders, all Preferred Stockholders will receive their pro rata share.

Liquidation preference.

In the event of a liquidation, investors will be entitled to receive the greater of their total investment amount in the shares of Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.

Conversion.

The Preferred Stock is convertible into the Class A Common Stock of the company as provided by Section 5 of the Certificate of Designations. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the Conversion Price (defined therein), as adjusted for any accrued and unpaid dividends, by the original purchase price. The Conversion Price is the original purchase price, adjusted from time to time as described below under “Anti-Dilution Rights”.

Holders of the Preferred Stock, may convert their shares of Preferred Stock into Common Stock in their sole discretion. In the event of a Qualified Public Offering, as defined in the Certificate of Designations conversion of the Preferred Stock is mandatory.

Anti-Dilution Rights

Holders of Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Preferred Stock then in effect, the conversion price of the Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Certificate of Designations.

These terms generally provide that if the company issues certain additional shares of Common Stock (as detailed in the Certificate of Designations) without consideration or for a consideration per share less than the Conversion Price, in effect on the date of and immediately prior to such issue, then, the Conversion Price will be reduced. The new Conversion Price will be the amount equal to the quotient obtained by dividing the (i) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (as determined on an as-converted basis) times the Conversion Price then in effect with (B) the consideration, if any, from that issuances by (ii) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (a determined on an as-converted basis) plus the number of such additional shares of Common Stock so issued.

Other Rights.

Holders of GolfSuites 3’s Preferred Stock have no preemptive, subscription or other rights, and there is no redemption or sinking fund provisions applicable to its’ Preferred Stock.

All Classes of Stock

Forum Selection Provisions.

Article VII of the Certificate of Incorporation contain exclusive forum provisions. With a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any holder of GolfSuites 3’s Class A and Class B Common Stock (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of amendment to the certificate of incorporation, the certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine.  These sections shall not apply to actions arising under the federal securities laws.

Section 6 of the subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Jury Trial Waiver

The Court of Chancery in the State of Delaware is a non-jury trial court. The parties in any lawsuits where the forum selection provisions are applicable will not be entitled to a jury.

Moreover, holders of Shares of Series A Preferred Stock as well as holders of Class A Common Stock converted from Series A Preferred Stock will be bound by the subscription agreement, which provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Tax Treatment of Dividends

The 8% dividends will likely be treated as a corporate distribution on equity. Corporate distributions on equity are not deductible to the corporation but are generally taxable to the shareholder, subject to various exceptions and limitations.

The distributions made pursuant to the Preferred Stock dividend provisions will be taxable as dividends to shareholders only to the extent of current and accumulated earnings and profits.  To the extent the company does not have current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted basis. If distributions still exceed the amount of adjusted basis, such excess would be considered as capital gains income to the shareholder, who will generally be subject to federal (and possibly state) income tax on such gains at a rate that depends upon the shareholder’s holding period with respect to the shares in question, among other factors. Since the tax treatment of any distributions may vary according to the financial performance of the company, as well as the particular circumstances of the investor, investors should consult their own tax advisers, and should further not assume that the distributions will be subject to the same tax treatment from year to year.

These amounts will be reported to shareholders on Form 1099-DIV each year as part of their investment reporting package.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. The company will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 shareholders of record and have filed at least one Form 1-K.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC. The company hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

48

GolfSuites 3, Inc.

(a Delaware corporation)

Audited Financial Statements

For the inception period of April 2, 2019 through May 15, 2019

F-1

Financial Statements

GolfSuites 3, Inc.

F-2

INDEPENDENT AUDITOR’S REPORT

May 24, 2019

To:	Board of Directors, GolfSuites 3, Inc.

Attn: Gerald D. Ellenburg

Re:	2019 (inception) Financial Statement Audit

We have audited the accompanying financial statements of GolfSuites 3, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheet as of May 15, 2019, and the related statements of operations, stockholders’ equity, and cash flows for the period of April 2, 2019 (inception) and ending May 15, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-3

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 15, 2019, and the results of its operations, shareholders’ equity and its cash flows for the period April 2, 2019 (inception) through May 15, 2019 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments which might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Sincerely,

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado

May 24, 2019

F-4

GOLFSUITES 3, INC.

BALANCE SHEET

As of May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

ASSETS

Current Assets:
Cash and cash equivalents	$180
Deferred offering costs	6,333
Total Current Assets	6,513

Property, Plant and Equipment, net	NONE

TOTAL ASSETS	$6,513

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from affiliate	$143,514
Total Current Liabilities	143,514

Non-current Liabilities:
None	0

TOTAL LIABILITIES	143,514

Shareholders’ Equity:
Class A Common Stock, 132,000,000 shares authorized, $0.00001 par, 0 shares issued and outstanding	0
Class B Common Stock, 18,000,000 shares authorized, $0.00001 par, 18,000,000 shares issued and outstanding	180
Preferred Stock, 50,000,000 shares authorized, 0 shares issued and outstanding	0
Retained earnings, net of distributions	(137,181)
Total Stockholder’s Equity	(137,001)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$6,513

F-5

GOLFSUITES 3, INC.

STATEMENT OF OPERATIONS

For the period of April 2, 2019 (inception) to May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

2018
Revenues	$0
Cost of revenues	0
Gross Profit (Loss)	0

Operating Expenses:
Advertising and marketing	55,660
General and administrative	81,521
Total Operating Expenses	137,181

Operating Loxx	(137,181)

Provision for Income Taxes	0

Net Loss	$(137,181)

F-6

GOLFSUITES 3, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

For the period of April 2, 2019 (inception) to May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

	Class B Common Stock
	Shares	Value	Accumulated Earnings/Deficit	Total Stockholder’s Equity (Deficit)
As of April 2, 2019 (inception)	0	$0	$0	$0
Initial Share Issuance	18,000,000	180		180
Net Loss			(137,181)	(137,181)
Balance as of May 15, 2019	18,000,000	$180	$(137,181)	$(137,001)

F-7

GOLFSUITES 3, INC.

STATEMENT OF CASH FLOWS

For the period of April 2, 2019 (inception) to May 15, 2019

See accompanying Auditor’s Report and Notes to these Statements

Cash Flows from Operating Activities
Net Loss	$(137,181)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
None	0
Net Cash Used in Operating Activities	(137,181)

Cash Flows from Investing Activities
None
Net Cash Used in Investing Activities	0

Cash Flows from Financing Activities
Advances from affiliate	143,514
Costs of offering	(6,333)
Issuance of shares	180
Net Cash Provided by Financing Activities	137,361

Net Change In Cash and Cash Equivalents	180

Cash and Cash Equivalents at Beginning of Period	0
Cash and Cash Equivalents at End of Period	$180

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$0
Cash paid for income taxes	0

F-8

GOLFSUITES 3, INC.

NOTES TO FINANCIAL STATEMENTS

As of May 15, 2019
See accompanying Auditors’ Report

NOTE 1 - NATURE OF OPERATIONS

GolfSuites 3, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) is an early stage company devoted to the development and operation of golf driving range and entertainment centers. The Company will operate under the brand GOLFSUITES. The Company will oversee the acquisition of land, zoning, entitlement, design, construction and operation of the planned facilities.

The Company incorporated on April 2, 2019 in the state of Delaware.

Since Inception, the Company has relied on advances from an affiliate to fund its operations. As of May 15, 2019, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 6). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign (see Note 8) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company has selected December 31 as the year end as the basis for its reporting.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of May 15, 2019, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of May 15, 2019, the Company had $180 in a corporate checking account.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of May 15, 2019, the Company did not have any outstanding accounts receivable.

F-9

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of May 15, 2019, the Company had recorded no depreciation.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of May 15, 2019, the Company had no fixed assets.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10.  The Deferred Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company.  Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively. As of May 15, 2019, the Company had recorded a balance of deferred offering costs of $6,333.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of May 15, 2019, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

F-10

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230).” ASU 2016-15 provides classification guidance for certain cash receipts and cash payments including payment of debt extinguishment costs, settlement of zero-coupon debt instruments, insurance claim payments and distributions from equity method investees. The standard is effective on January 1, 2018, with early adoption permitted. The Company is currently in the process of evaluating the impact the adoption will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – COMMON EQUITY

The Company has issued 18,000,000 shares of Class B Common Stock to its parent company, at par, in exchange for $180.  The Company has authorized 132,000,000 shares of Class A Common Stock and 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Stock which is convertible into Class A Common Stock.  None of the Class A Common Stock or the Preferred Stock have been issued.  The company intends to offer and sell the 10,000,000 shares of Series A Preferred Stock as part of a Regulation A offering (discussed more below).

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Class A Common stockholders are entitled to a single vote per share and have equal dividend and liquidation preferences as Class B Common stockholders. Class B Common stockholders have five votes per share and shares of Class B Common Stock can be converted into shares of Class A Common Stock at the option of the holder. Series A Preferred stockholders are entitled to a single vote per share and to an 8 percent annual dividend, which will accrue if funds are not legally available to distribute, in addition to a liquidation preference. Shares of Series A Preferred Stock can be converted into shares of Class A Common Stock at the option of the holder and shares will automatically converted in the event of a qualified public offering, as defined in the Certificate of Designations.

NOTE 6 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2019 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 8) and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company has received working capital to cover expenses and costs while preparing for the securities offering from an affiliate company in the amount of $143,514 as of the balance sheet date. The balance of these covered costs is recorded as a liability of the Company. This amount has been formalized into a note payable due on December 31, 2019 and bearing interest at 3 percent per annum.

As these are agreements between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s-length arrangement.

NOTE 8 – SUBSEQUENT EVENTS

Securities Offering

The Company is offering up to 10,000,000 shares of Series A Preferred Stock in a securities offering planned to be exempt from SEC registration under Regulation A, tier 2. The Company has engaged with various advisors and other professionals to facilitate the offering who are being paid customary fees and equity interests for their work. This offering is conditional upon the qualification of the offering by the US Securities and Exchange Commission.

Management’s Evaluation

Management has evaluated subsequent events through May 24, 2019, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

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PART III

INDEX TO EXHIBITS

2.1	Certificate of Amendment to the Certificate of Incorporation*
2.2	Certificate of Incorporation*
3	Certificate of Designations*
4	Bylaws*
4	Form of Subscription Agreement*
6.1	Reg A+ Engagement Agreement between GolfSuites 3, KGEM Golf, Inc. and Manhattan Street Capital dated July 15, 2019*
6.2	Management Services Agreement between GolfSuites 3, Inc. and KGEM Golf, Inc. dated August 12, 2019
6.3	Promissory Note with KGEM Golf, Inc. dated May 1, 2019*
6.4	Membership Unit Purchase Agreement in KGE, LLC dated January 4, 2018 (Kyle Morris)*
6.5	Addendum to Agreement Between KGEM Golf, Inc. and Kyle Morris dated December 24, 2018*
6.6	License Agreement between KGEM Golf, Inc. and Kyle Morris dated February 15, 2019*
6.7	Consulting Agreement between KGEM Golf, Inc. and Kyle Morris dated February 15, 2019*
6.8	Dalmore Capital, LLC Broker-Dealer Agreement dated July 12, 2019
6.9	Lease Agreement between Onefire Holding Company, LLC, and GolfSuites Tulsa, LLC, dated September 13, 2019
8	Escrow Services Agreement*
11	Consent of IndigoSpire
12	Attorney opinion on legality of the offering*
13	“Testing the waters” materials

*	Previously filed

**	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverview, State of Florida, on December 19, 2019.

GolfSuites 3, Inc.

/s/ Gerald Ellenburg

By Gerald Ellenburg
CEO of GolfSuites 3, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gerald Ellenburg

Gerald Ellenburg, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: December 19, 2019

/s/ Ryan Koenig
Ryan Koenig, Director
Date: December 19, 2019

/s/ Kyle Morris
Kyle Morris, Director
Date: December 19, 2019

/s/ John Galvin
John Galvin, Director
Date: December 19, 2019

/s/ Rod Turner
Rod Turner, Director
Date: December 19, 2019

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